Exhibit (a)(1)(A)

REALNETWORKS, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.
The prospectus relates to the RealNetworks, Inc. 2005 Stock Incentive Plan, as approved by the shareholders of the Company on September 21, 2009 and to be effective upon the completion of offer, the RealNetworks 2000 Stock Option Plan, as amended and restated, and the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated.
November 19, 2009

REALNETWORKS, INC.
Offer to Exchange Certain Outstanding Options
for New Options

This offer and withdrawal rights will expire at 9:00 p.m., U.S.Pacific Time, on December 17, 2009 unless we extend them.

     By this offer, RealNetworks, Inc. (referred to as “RealNetworks,” the “Company,” “we,” “our” or “us”) is giving eligible employees of RealNetworks and of our subsidiaries the opportunity to exchange certain outstanding options with an exercise price greater than $4.48 (the 52-week high of our per share stock price as of the start of this offer) granted under the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “2005 Plan”), the RealNetworks 2000 Stock Option Plan, as amended and restated (the “2000 Plan”), or the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated (the “1996 Plan” and, together with the 2000 Plan and the 2005 Plan, the “Plans”), whether vested or unvested, for new options to purchase shares of our common stock (“New Options”).
     If you participate in this offer, the number of New Options you receive will depend on the number and exchange ratio of the eligible options that you elect to exchange. Each New Option will be granted under, and subject to, the terms of the 2005 Plan and an option agreement between you and RealNetworks.
     We will grant New Options on the U.S. calendar day on which the offer expires, which is the same U.S. calendar day on which we will cancel the exchanged options (the “New Option Grant Date”). We expect the New Option Grant Date to be December 17, 2009. If the expiration date of the offer is extended, the New Option Grant Date similarly will be delayed. We will grant the New Options with an exercise price equal to the closing price of our common stock on the New Option Grant Date.
     New Options will be unvested as of the New Option Grant Date, whether the exchanged options were vested or unvested, and will vest based on your continued employment with us (or one of our subsidiaries) through each applicable vesting date in accordance with new vesting schedules. The vesting schedules of the New Options are described in Section 9 of this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”). Your participation in this offer and the receipt of New Options does not provide any guarantee or promise of continued service with RealNetworks.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “RNWK.” On November 18, 2009, the closing price of our common stock was $3.75 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.
     See “Risks of Participating in the Offer” beginning on page 16 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT
     If you want to participate in this offer, you must submit your election via the RealNetworks offer website at https://realnetworks.equitybenefits.com (the “offer website”) or via Stock Plan Administration by email at stock@real.com or facsimile at (206) 674-2695, by the deadline on the expiration date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009, unless the offer is extended.
     The offer website will provide you with instructions on submitting your election and certain information about your Eligible Options (as defined below), including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you.
     If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Stock Plan Administration at the Company via email at stock@real.com or facsimile at (206) 674-2695. To obtain a paper election form, please contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695.
     You may change your election to participate in the offer at any time before the offer expires by completing a new electronic election form or paper election form, but your last valid election in place when the offer expires will be controlling.
     Your delivery of all documents regarding the offer, including elections and withdrawals, is at your own risk. Only responses that are properly completed and actually received by RealNetworks by the deadline via the offer website or via Stock Plan Administration by email or fax will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. We will not accept delivery of any election after expiration of this offer. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement that you will see on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent RealNetworks from providing you with email confirmation prior to the expiration of the offer.
     Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.
     If you have questions about this offer or would like to receive a printed copy of this Offer to Exchange and the other offer documents, you should contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695.
Offer to Exchange dated November 19, 2009
     You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of New Options in any jurisdiction where the offer is not permitted or feasible. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange, the accompanying email from Sid Ferrales, our Senior Vice President of Human Resources, dated November 19, 2009, and the election form, together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.
Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for Eligible Employees to exchange certain outstanding options with an exercise price greater than $4.48 per share for New Options.

The following are some of the terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange
•	“52-week high” refers to the highest intraday sales price of our common stock for the 52 weeks preceding the start of this offer. The 52-week high is $4.48.

•	“Cancellation Date” refers to the U.S. calendar date on which the exchanged options will be cancelled. Exchanged options will be cancelled on the same day that the offer expires and on which the New Options will be granted. This cancellation will occur after the expiration of the offer and before granting the New Options. We expect the cancellation date to be December 17, 2009. If the expiration date of the offer is extended, then the cancellation date similarly will be delayed.

•	“Common Stock” refers to RealNetworks, Inc. common stock.

•	“Eligible Country” refers to Austria, Brazil, Canada, China, Finland, France, Germany, India, Indonesia, Japan, Korea, Mexico, the Netherlands, Singapore, Spain, Turkey, the United Kingdom and the United States.

•	“Eligible Employees” refers to an employee of RealNetworks (or one of its subsidiaries) whose principal work location is in an Eligible Country as of the start of the offer and remaining so through the Cancellation Date and New Option Grant Date. Our Section 16 officers and directors are not eligible to participate in the offer.

•	“Eligible Option Grant” refers to all of the eligible options issued by RealNetworks to an individual that are part of the same grant and subject to the same option agreement.

•	“Eligible Options” refers to the stock options to purchase our common stock (each an “option”) that were granted under a Plan with an exercise price per share greater than $4.48 (the 52-week high of our per share stock price as of the start of this offer) that remain outstanding and unexercised as of the Expiration Date.

•	“Exchanged Options” refers to all options to purchase RealNetworks common stock that you exchange pursuant to this offer.

•	“Expiration Date” refers to the date on which this offer expires. We expect that the Expiration Date will be December 17, 2009 at 9:00 p.m., U.S. Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

•	“New Option Grant Date” refers to the U.S. calendar date on which the New Options will be granted. The New Options will be granted on the same day as the expiration of the offer and the cancellation of the Exchanged Options. The New Options will be granted immediately following such expiration and cancellation. We expect that the New Option Grant Date will be December 17, 2009. If the Expiration Date is extended, then the New Option Grant Date will be similarly extended.

•	“New Options” refers to the options issued to Eligible Employees pursuant to this offer that replace their Exchanged Options. New Options granted in connection with this offer will be granted on the New Option Grant Date pursuant to the 2005 Plan and any applicable sub-plan thereto and subject to the terms and conditions of a new option agreement, including any applicable country-specific appendix, between you and the Company.

•	“Offering Period” refers to the period from the launch of this offer to the Expiration Date. This period will commence on November 19, 2009 and we expect that it will end at 9:00 p.m., U.S. Pacific Time, on December 17, 2009.

•	“Plans” refers to the RealNetworks, Inc. 2005 Stock Incentive Plan, as approved by the shareholders of the Company on September 21, 2009 and to be effective upon completion of the offer, the RealNetworks 2000 Stock Option Plan, as amended and restated, and the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated. Each is referred to as a “Plan.”

•	“Section 16 officers and directors” refers to those officers and directors of RealNetworks who are officers and directors for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Q2.	How do I participate in this offer?

A2.	Participation in this offer is voluntary. If you are an Eligible Employee, at the start of the offer you will receive an email from Sid Ferrales, our Senior Vice President of Human Resources, announcing the offer. If you want to participate in the offer, you must make an election in one of the manners described below before the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009.
Elections via Offer Website
1. To submit an election via the offer website, click on the link to the offer website in the email you received from Sid Ferrales announcing this offer or go to the offer website at https://realnetworks.equitybenefits.com.
2. Log into the offer website using the login instructions provided to you in the email you received from stock@real.com on November 19, 2009.
3. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:

•	the option number of the Eligible Option;

•	the grant date of the Eligible Option;

•	the total number of outstanding shares subject to the Eligible Option;

•	the current exercise price per share of the Eligible Option; and

•	the expiration date and remaining life of the Eligible Option.
4. Select the appropriate box next to each of your Eligible Option Grants to indicate your choice whether to exchange your Eligible Options in accordance with the terms of this offer. Select the “NEXT” button to proceed to the next page.
5. After completing the election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, continue the election process as instructed through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.
6. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.
Elections via Fax or Email
Alternatively, you may submit your election form via fax or email by doing the following:
1. Properly complete, sign and date the election form that you received in the email from Sid Ferrales, dated November 19, 2009, announcing the offer.
2. Submit the properly completed election form to Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695. We must receive your properly completed and submitted election form by the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009.
If you are an Eligible Employee in the Netherlands or if you resided in the Netherlands when your Eligible Options were granted to you, print out the Dutch agreement attached as Schedule A to the Election Form, sign and date the Dutch agreement and deliver it to the on-site Human Resources representative. Note that your election to participate in the offer will not be valid unless the properly signed and dated Dutch agreement is received by the Company by the Expiration Date. For further information, see Schedule O — Guide to Tax and Legal Issues in the Netherlands.
If you want to use the offer website but are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your election by email or facsimile by following the instructions provided above. To obtain a paper election form, please contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695.
If you elect to exchange any Eligible Option Grant in this offer, you must elect to exchange all shares subject to that Eligible Option Grant. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your

Eligible Option Grants. To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your Eligible Option Grants, the grant date of your Eligible Options, the current exercise price per share of your Eligible Options, and the number of outstanding shares subject to your Eligible Options. Each time you make an election on the RealNetworks Offer website, please be sure to make an election with respect to each of your eligible options. If you need an election form or other offer documents or are unable to access your grant information via the offer website, you may contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695.
This is a one-time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4 which begins on page 37 below).
We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., U.S. Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.
Your delivery of all documents regarding the offer, including elections and withdrawals, is at your risk. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent RealNetworks from providing you with an email confirmation prior to the expiration of the offer. Only responses that are properly completed and actually received by RealNetworks by the deadline by the offer website or by Stock Plan Administration via email or via facsimile will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 which begins on page 37 below.)
Q3.	Why is RealNetworks making this offer?

A3.	We believe that this offer will foster retention of our valuable employees, provide meaningful incentive to them, and better align the interests of our employees and shareholders to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees. Our stock price, like that of many other companies in the technology industry, has dropped substantially as a result of the national and global economic downturn. In response, we have taken actions in an effort to manage our business more efficiently and cost-effectively; however, our efforts have not had a significant impact on our stock price, which remains at a relatively low level on a historical basis. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own New Options that over time may have a greater potential than the underwater options to increase in value. (See Section 3 which begins on page 36.)

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an Eligible Employee who holds Eligible Options. You are an “Eligible Employee” if you are an active employee of RealNetworks (or one of its subsidiaries) whose principal work location is in an Eligible Country as of the start of the offer and remain so through the Cancellation Date and New Option Grant Date. Our Section 16 officers and directors are not eligible to participate in the offer. (See Section 1 which begins on page 34.)

Eligible Employees who reside in the Netherlands or were granted Eligible Options while residing in the Netherlands must sign and return the Dutch agreement described in Schedule O — Guide to Tax and Legal Issues in the Netherlands before the expiration of the Offering Period in order to be eligible to participate in the offer.

Q5.	Am I required to participate in this option exchange?

A5.	No. Participation in this offer is completely voluntary. (See Section 2 which begins on page 34.)

Q6.	Are there circumstances under which I would not be granted New Options?

A6.	Yes. If, for any reason, you are no longer an employee of RealNetworks or one of its subsidiaries on the New Option Grant Date, you will not be an Eligible Employee and will not be eligible to participate in the offer. As a result, you will not be granted New Options. Instead, you will keep your current Eligible Options and those options will vest and expire in accordance with their original terms. Except as provided by applicable law and/or any employment agreement between you and RealNetworks (or one of its subsidiaries), your employment with RealNetworks (or one of its subsidiaries) will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1 which begins on page 34.)

Moreover, even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New Options as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13 which begins on page 53.)

In addition, if you hold an option that expires after the start of, but before the cancellation of options under, this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled Cancellation Date or, if we extend the offer such that the Cancellation Date is a later date and you hold options that expire before the rescheduled Cancellation Date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 2 which begins on page 34.)

Q7.	How many New Options will I receive for the options that I exchange?

A7.	If you are an Eligible Employee, each Exchanged Option will be replaced with a New Option to purchase a reduced number of shares of our common stock equal to (a) the number of options you exchange divided by (b) an exchange ratio. For purposes of applying the exchange ratios, fractional shares subject to New Options will be rounded down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis. This means that the various Eligible Options you hold may be subject to different exchange ratios. The exchange ratios for your Eligible Options will be provided on the RealNetworks offer website when you make your election as described in Question and Answer 2, which begins on page 2. We used a binomial valuation model to determine the exchange ratios. The most favorable exchange ratio that will apply to Eligible Options is fixed at 1.5-to-1.0, even if the binomial model returned a more favorable exchange ratio. In addition, exchange ratios were established by grouping together Eligible Options with similar binomial model values, with exchange ratios rounded up to the next higher band. For example, if the binomial model value of a particular Eligible Option grant indicated the exchange ratio for that grant was 2.3-to-1.0, the actual exchange ratio for that grant was set at 2.5-to-1.0. (See Section 2 which begins on page 34.)

For purposes of this offer the term “option” generally refers to an option to purchase one share of our common stock.

The following table represents the exchange ratios applicable to the offer.

Exchange Ratios Using Binomial Model
Exchange Ratio	Number of Shares			Number of New Stock
(Eligible Options	Underlying	Weighted Average	Weighted Average	Options that May be
for New Options)	Eligible Options (1)	Exercise Price	Remaining Term	Granted (2)
1.5-for-1	6,623,716	$6.49	13.13 (3)	4,415,775
2.0-for-1	3,821,605	$6.70	5.69	1,910,802
2.5-for-1	5,735,966	$6.58	4.91	2,294,386
3.0-for-1	3,463,949	$6.93	3.66	1,154,635
3.5-for-1	110,374	$11.03	4.15	31,535
4.0-for-1	1,381,772	$9.27	3.59	345,441
4.5-for-1	4,919,716	$10.38	3.67	1,093,252
5.0-for-1	262,500	$10.27	3.35	52,500

Total: 2.3-for-1	26,319,598	$7.53	6.61	11,298,326

Total stock options surrendered:				26,319,598
Total stock options re-issued:				11,298,326
Total stock options surrendered and available for re-grant:				10,514,890
Total stock options retired and not available for future grant:				4,506,382

(1)	Includes options outstanding under the 1996, 2000 and 2005 stock plans with exercise prices above $4.48.

(2)	Assumes all eligible options are tendered.

(3)	Prior to June 4, 2005, RealNetworks granted options with a 20-year term.
Example

If you exchange an option grant covering 1,000 shares that fits within the 5.0-for-1 exchange ratio category, on the New Option Grant Date you will receive a new option for 200 shares of our common stock. This is equal to the 1,000 shares divided by the 5.0-for-1 exchange ratio.

Q8.	Why isn’t the exchange ratio simply one-for-one?

A8.	Our exchange program was designed to balance the interests of both our employees and our non-employee shareholders. As described in Question and Answer 3 above, the exchange program provides employees with a benefit by replacing underwater options with New Options that have a greater potential to increase in value. The underwater options will be replaced with New Options that generally have the same value, and consequently, the total number of replacement options to be granted in the exchange program will be less than the total number of Eligible Options outstanding. As a result, our shareholders will benefit from a decrease in potential dilution due to the decrease in the total number of outstanding shares of Company stock subject to our equity awards. (See Section 3 which begins on page 36.)

Q9.	What will be the exercise price of my New Options?

A9.	The exercise price per share of all New Options will be equal to the closing price of our common stock as reported on the NASDAQ Global Select Market on the New Option Grant Date, which is expected to be December 17, 2009.

We cannot predict the exercise price of the New Options. (See Section 9 which begins on page 45.)

Q10.	When will my New Options vest?

A10.	Each New Option will be scheduled to vest according to the following vesting schedule and actually will vest only if you remain employed with RealNetworks (or one of its subsidiaries) through each relevant vesting date:
•	None of the New Options will be vested on the New Option Grant Date.

•	New Options received in exchange for Eligible Options that were vested as of the Expiration Date vest as follows: (a) fifty percent (50%) of the shares subject to the New Option will vest on the six (6) month anniversary of the New Option Grant Date and (b) the remaining fifty percent (50%) of the shares subject to the New Option will vest on the one (1) year anniversary of the New Option Grant Date.

•	New Options received in exchange for Eligible Options that were unvested as of the Expiration Date vest on the later of (a) the six (6) month anniversary of the New Option Grant Date and (b) the date the New Options would have vested under their original vesting schedule.

•	Upon vesting, your New Options will be exercisable in accordance with the terms and conditions of the 2005 Plan and any applicable sub-plan thereto and the new option agreement, including any applicable country-specific appendix, under which it was granted.
We expect the New Option Grant Date will be December 17, 2009. Vesting of your New Options also is subject to the following conditions:
•	If your employment with us (or one of our subsidiaries) terminates before part or all of your New Option vests, the unvested part of your New Option will expire unvested and will never vest. You will not be entitled to any shares of common stock from that unvested part of your New Option. Thus, if your employment with us (or one of our subsidiaries) terminates shortly after the Expiration Date, then you may hold only unvested New Options or only a limited number of vested New Options, and all unvested New Options will expire on such termination date. (See Section 9 which begins on page 45.) If you are employed by Rhapsody America or if your employment with the Company transfers to Rhapsody America as part of or following the potential restructuring of Rhapsody America, there may be scenarios in which you may incur a termination of employment for purposes of our 2005 Plan. See Question and Answer 11 for more details.

•	We will make minor modifications to the vesting schedule of any New Options to eliminate fractional vesting (such that a whole number of shares subject to the New Option will vest on each vesting date), and to ensure that the number of New Options vesting on each vesting date through the vesting schedule is as equal as possible. As a result, subject to your continued employment with us (or one of our subsidiaries) through each relevant vesting date, you will vest as to a number of shares on each vesting date equal to (x) the number of shares scheduled to vest on the vesting date, rounded down to the nearest whole number; plus (y) one additional share on each vesting date until the aggregate number of additional shares vesting under this clause (y) equals the aggregate total of all fractional shares resulting from rounding down in clause (x) for all scheduled vesting dates in the vesting schedule. (See Section 9 which begins on page 45.)

•	The terms of the new option award agreement, including vesting acceleration, if any, applicable upon termination of your employment.
Q11.	If I am employed by Rhapsody America or my employment with the Company transfers to Rhapsody America, what could happen to my New Options? What could happen to my Eligible Options that are not exchanged in this offer?

A11.	Today, we reported that we are currently in discussions with MTV Networks, a division of Viacom International Inc. (“MTVN”), relating to the possible strategic reorganization of Rhapsody America LLC, our joint venture with MTVN (“Rhapsody America”). These negotiations are focused on a potential restructuring of our and MTVN’s relative economic rights in the joint venture and on the parties’ relative abilities to exercise control over decision-making to enable Rhapsody America to operate more independently of either party. If these discussions result in a definitive agreement, we may agree, among other things, to adjust the corporate governance and/or management structure of Rhapsody America and to reallocate the ownership of Rhapsody America between us and MTVN such that our percentage ownership of RhapsodyAmerica could be reduced from 51% resulting in both parties owning 50% or slightly less. In addition, it is possible that certain employees of the Company may be asked to transfer their employment to Rhapsody America in connection with the restructuring.

If, as part of the potential reorganization, our resulting percentage ownership in Rhapsody America drops below 50%, then employees of Rhapsody America and any Company employees whose employment transfers to Rhapsody America would incur a termination of employment for purposes of our 2005 Plan and vesting of New Options will cease. If such a termination of employment event occurs shortly after the Expiration Date, then you may hold only unvested New Options or only a limited number of vested New Options, and all unvested New Options will expire on such termination date. You will have 90 days to exercise any vested New Options per the terms of the 2005 Plan and the related option agreement. (See Section 9 which begins on page 45.)

Likewise, if we ultimately hold less than 50% of Rhapsody America as part of, or following, the potential restructuring, then any Eligible Options that were not exchanged in this offer under any of the Plans will terminate and vesting will cease at the time that we no longer hold at least 50% of the outstanding ownership interests of Rhapsody America. At that time, all unvested Eligible Options not exchanged that you still hold will expire, and you will have 90 days under the terms of the Plans to exercise any vested Eligible Options not exchanged in this offer. (See Section 9 which begins on page 45.)

If, as part of the potential reorganization, our resulting percentage ownership in Rhapsody America remains at 50% or higher, or if our discussions with MTVN do not result in any changes to the current structure of Rhapsody America, then there will be no automatic termination event under the 2005 Plan with respect to the New Options held by employees of Rhapsody America or to any New Options held by Company employees whose employment may transfer to Rhapsody America. Likewise, there will be no automatic termination event under any of the Plans with respect to any Eligible Options that are not exchanged in this offer that are still held by Rhapsody America employees or by Company employees who may transfer to Rhapsody America.

The discussions between MTVN and us are currently in the preliminary stages, and we cannot predict whether they will result in a definitive agreement or, if a definitive agreement is reached, the final terms and conditions of any such agreement, or the impact of a restructuring on our financial statements or results of operations.

Q12.	If I participate in this offer, do I have to exchange all of my Eligible Options?

A12.	No. You may pick and choose which of your outstanding Eligible Option Grants you wish to exchange. However, if you decide to participate in this offer and to exchange an Eligible Option Grant, you must elect to exchange all shares subject to that Eligible Option Grant. We will not accept partial tenders of option grants, except that you may elect to exchange the entire remaining portion of an option grant that you previously exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular option grant. For example and except as otherwise described below, if you hold (1) an Eligible Option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option grant to purchase 1,000 shares, and (3) an Eligible Option grant to purchase 2,000 shares, you may elect to exchange:
•	Your first option grant covering the entire remaining 300 shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.
These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2 which begins on page 34.)

Q13.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.	If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Option as long as you are the legal owner of the Eligible Option. As described in Question and Answer 11, we will not accept partial tenders of option grants, so you may not accept this offer with respect to a portion of an Eligible Option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.

Q14.	When will my Exchanged Options be cancelled?

A14.	Your Exchanged Options will be cancelled on the Expiration Date, which is the same date as the New Options Grant Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be December 17, 2009, unless the offer period is extended. If the Expiration Date is extended, then the Cancellation Date similarly will be delayed. (See Section 6 which begins on page 42.)

Q15.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?

A15.	You must remain an Eligible Employee through the Cancellation Date for your exchanged options to be cancelled and the New Option Grant Date in order to receive the New Options pursuant to the offer. The Cancellation Date and New Option Grant Date will occur on the same U.S. calendar day as the Expiration Date. Once your Exchanged Options have been cancelled, there is nothing that you must do to receive your New Options. We expect that the New Option Grant Date will be December 17, 2009. In order to vest in the shares covered by the New Options, you will need to remain an employee of RealNetworks (or one of our subsidiaries) through the applicable vesting dates, as described in Question and Answer 10. (See Section 1 which begins on page 34.)

Q16.	When will I receive the New Options?

A16.	We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date will be December 17, 2009. If the Expiration Date is delayed, the New Option Grant Date will be similarly delayed. If you are granted New Options, we will provide you with your option agreement promptly after the expiration of the offer. You will be able to exercise your New Options when and if your New Options vest. (See Section 6 which begins on page 42.)

Q17.	Can I exchange shares of RealNetworks common stock that I acquired upon exercise of RealNetworks options?

A17.	No. This offer relates only to certain outstanding options to purchase shares of RealNetworks common stock. You may not exchange shares of RealNetworks common stock in this offer. (See Section 2 which begins on page 34.)

Q18.	Will I be required to give up all of my rights under the cancelled options?

A18.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same U.S. calendar day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be December 17, 2009. (See Section 6 which begins on page 42.)

Q19.	If I receive New Options for Exchanged Options, will the terms and conditions of my New Options be the same as my Exchanged Options?

A19.	No. While many terms and conditions of your New Options will stay the same, certain key terms and conditions of your New Options will vary from the terms and conditions of your Exchanged Options. Your New Options may have a different exercise price and will have a new vesting schedule. (See Section 9 which begins on page 45.) The maximum term of your New Options will be seven years from the New Option Grant Date. Additional terms will be set forth in your new option agreement and any country-specific appendix thereto.

Your New Options will be granted under and subject to the terms and conditions of the 2005 Plan and an option agreement between you and RealNetworks. The 2005 Plan and the current forms of option agreements for grants made thereunder are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. If your Eligible Option was not granted under the same stock plan under which your New Options are granted, your New Options may have some additional terms that differ from those that applied to your Eligible Option — for instance, the treatment of awards in the event of a change in control of RealNetworks might differ. Please see Section 9 which begins on page 45 for a more complete discussion of the terms of your New Options under the 2005 Plan.

Q20.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A20.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6 which begins on page 42.)

Q21.	How does RealNetworks determine whether an option has been properly tendered?

A21.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge a determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any notice. (See Section 4 on page 37.) For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the election form or any of the related documents, the Company has the right to reject your election form.

Q22.	Will I have to pay taxes if I participate in the offer?

A22.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the New Option Grant Date. However, you may have taxable income when you exercise your New Options or when you sell your shares. (See Section 14 on page 53.)

If you are a citizen or tax resident of a country other than the U.S., the tax consequences of participating in this offer may be different for you. Please be sure to read the schedule for your country of residence in Schedules C through S attached to this offer, which discusses the tax and certain other consequences of participating in the offer.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.

Q23.	If I receive New Options, will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A23.	New Options will be nonstatutory stock options for purposes of U.S. tax law. Please read the tax discussion in Section 14 which begins on page 53 of this Offer to Exchange and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 9 which begins on page 45 and Section 14 which begins on page 53.)

Q24.	Will I receive a new option agreement?

A24.	Yes. All New Options will be subject to an option agreement between you and RealNetworks, as well as to the terms and conditions of our 2005 Plan. The current forms of option agreement for grants made under the 2005 Plan are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. (See Section 9 which begins on page 45.)

Q25.	Are there any conditions to this offer?

A25.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 2 which begins on page 34 and Section 7 which begins on page 43.)

Q26.	If you extend the offer, how will you notify me?

A26.	If we extend this offer, we will issue a press release, email or other form of communication disclosing the extension no later than 6:00 a.m., U.S. Pacific Time, on the next U.S. calendar day following the previously scheduled Expiration Date. (See Section 2 which begins on page 34 and Section 16 which begins on page 55.)

Q27.	How will you notify me if the offer is changed?

A27.	If we change the offer, we will issue a press release, email or other form of communication disclosing the change no later than 6:00 a.m., U.S. Pacific Time, on the next U.S. calendar day following the day we change the offer. (See Section 2 which begins on page 34 and Section 16 which begins on page 55.)

Q28.	May I change my mind about which Eligible Option Grants I want to exchange?

A28.	Yes. You may change your mind after you have submitted an election and change the Eligible Option Grants you elect to exchange at any time before the offer expires by completing and submitting either (i) a new election via the offer website or via Stock Plan Administration by email or facsimile to include more or less Eligible Option Grants in your election or (ii) a withdrawal via the offer website or via Stock Plan Administration by email or facsimile to withdraw Eligible Option Grants. If we extend the Expiration Date, you may change your election at any time until the extended offer expires. You may elect to exchange additional Eligible Option Grants, fewer Eligible Option Grants, all of your Eligible Option Grants or none of your Eligible Option Grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive by the Expiration Date. Please be sure that any completed and new election form you submit includes all the

Eligible Option Grants with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. (See Section 5 which begins on page 40.)

Q29.	How do I withdraw my election?

A29.	To withdraw some or all of the options that you previously elected to exchange, you must do one of the following before the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009.
     Withdrawals via Offer Website
     1. Log into the offer website via the link provided in the email announcing the offer or via https://realnetworks.equitybenefits.com, by using the login instructions provided to you in the email you received from stock@real.com on November 19, 2009.
     2. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:
•	the option number of the Eligible Option;

•	the grant date of the Eligible Option;

•	the total number of outstanding shares subject to the Eligible Option;

•	the current exercise price per share of the Eligible Option; and

•	the expiration date and remaining life of the Eligible Option.
     Additionally, the form will indicate the selections you previously made with respect to Eligible Options you want to exchange pursuant to the terms of this offer.
     3. Click the appropriate box next to each of your previously-selected Eligible Options Grants in order to remove the selection with respect those Eligible Options Grants you wish to withdraw from participation in the offer. Select the “NEXT” button to proceed to the next page. Each time you make a withdrawal via the RealNetworks Offer website, please be sure to select either “Yes” or “No” with respect to each of your eligible options.
     4. After completing the form, you will have the opportunity to review the changes you have made with respect to your Eligible Options. If you are satisfied with your changes, continue through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.
     5. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.
     Withdrawals via Fax or Email
     Alternatively, you may submit a withdrawal form via fax or email by doing the following:

     1. Properly complete, date and sign the withdrawal form that you received in the email from Sid Ferrales, dated November 19, 2009, announcing the offer.
     2. Submit the properly completed withdrawal form to Stock Plan Administration by facsimile at (206) 674-2695 or by email to stock@real.com. We must receive your properly completed and submitted withdrawal form by the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009.
     If you want to use the offer website but are unable to submit your withdrawal via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your withdrawal by email or facsimile by following the instructions provided above. To obtain a paper withdrawal form, please contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695.
     Your delivery of all documents regarding the offer, including withdrawal forms, is at your own risk. Only responses that are complete and actually received by RealNetworks by the deadline via the offer website at https://realnetworks.equitybenefits.com or via Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your withdrawal. You should contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent RealNetworks from providing you with an email confirmation prior to the expiration of the offer. (See Section 5 which begins on page 40 below.)
Q30.	What if I withdraw my election and then decide again that I want to participate in this offer?

A31.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed electronic election form or paper election form accepting the offer before the Expiration Date, in accordance with the procedures described in Question and Answer 2 (See Section 5 which begins on page 40 below.) Each time you make an election on the RealNetworks Offer website, please be sure to make an election with respect to each of your eligible options.

Q31.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A31.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer will be a challenging one for many employees. The program involves risk (see “Risks of Participating in the Offer” on page 16 for information regarding some of these risks), and there is no guarantee that you will receive greater value from the New Options you would receive in exchange for your Eligible Options. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3 which begins on page 36.)

Q32.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A32.	If you have questions about this offer or would like to receive additional copies of this Offer to Exchange and the other offer documents, you should contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695. (See Section 10 which begins on page 51.)

RISKS OF PARTICIPATING IN THE OFFER
     Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our quarterly report on Form 10-Q for the quarter ended September 30, 2009 and our annual report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedules C through S discussing the tax consequences for employees outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.
     In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.
     The following discussion should be read in conjunction with the financial statements and notes to the financial statements incorporated by reference, the financial data provided in Schedule B attached to this Offer to Purchase as well as our most recent Forms 10-K and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.
Economic Risks
If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the New Options that you receive in exchange for them.
     The exchange ratio of this offer is not one-for-one with respect to all options. Therefore, it is possible that, at some point in the future, your Exchanged Options would have been economically more valuable than the New Options granted pursuant to this exchange offer.
     For example, assume that you exchange an option to purchase 1,200 shares with an exercise price per share of $5.78, and assume the applicable exchange ratio entitles you to receive a New Option exercisable for 400 shares, with an exercise price of $4.50. Assume further, for illustrative purposes only, that the price of our common stock increases to $6.50 per share. Under this example, if you had kept your Exchanged Options and exercised and sold the underlying shares at $6.50 per share, you would have realized pre-tax gain of approximately $864. However, if you exchanged your options and sold the underlying shares subject to the New Option grant (as the shares vest) at $6.50 per share, you would realize a pre-tax gain of approximately $800.

If we are acquired by or merge with another company or reorganize, sell or otherwise change our ownership interest in any of our subsidiaries, including Rhapsody America, your cancelled options might be worth more than the New Options that you receive in exchange for them.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
     Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. In addition, we are currently in discussions with MTVN relating to the possible strategic reorganization of Rhapsody America. If, as part of the potential reorganization, our resulting percentage ownership in Rhapsody America drops below 50%, then employees of Rhapsody America and any Company employees whose employment transfers to Rhapsody America will incur a termination of employment for purposes of our 2005 Plan and vesting of New Options will cease. If such a termination of employment event occurs shortly after the Expiration Date, then you may hold only unvested New Options or only a limited number of vested New Options, and all unvested New Options will expire on such termination date. You will have 90 days following the termination date to exercise any vested New Options. If your employment with us or one of our subsidiaries terminates or you have a termination of employment for purposes of the 2005 Plan because you are employed by, or your employment with the Company transfers to, Rhapsody America and our ownership in Rhapsody America drops below fifty percent (50%) before part or all of your New Options vest, you will not receive any value from the unvested part of your New Options.
Each of your New Options will be completely unvested on the New Option Grant Date and will be subject to a new vesting schedule. If your New Options expire before they completely vest, you will not receive any value from the unvested portion of your New Options.
     The New Options will be subject to new vesting schedules. This is true even if your Exchanged Options are 100% vested. If you do not remain an employee with us (or one of our subsidiaries) through the date your New Options vest, you will not be able to exercise the unvested portion of your New Options. Instead, the unvested portion of your New Options will expire immediately upon your termination of employment. As a result, you may not receive any value from that unvested port of your New Options. If your employment with us (or one of our subsidiaries) terminates shortly after the Expiration Date, then you may hold only unvested New Options, in which case you will not receive any value from the New Options. For example, if your employment is terminated by us in connection with a reduction in force shortly after the New Option Grant Date and before you vest in any of your New Options, you will immediately forfeit your rights to your New Options as of the date of your termination of employment and you will not receive any value from your New Options. Similarly, if you are employed by Rhapsody America or if your employment with the Company transfers to Rhapsody America as part of or following the potential restructuring of Rhapsody America in which our percentage ownership in Rhapsody America drops below 50%, then you will incur a termination of employment for purposes of our 2005 Plan. If this termination of employment event occurs shortly after the New Option Grant Date and before you vest in any of your New Options, you will immediately forfeit your rights to your New Options as of the date of your termination of employment and you will not receive any value from your New Options.
If the price of our common stock increases after the date on which we launch the Offer, the per share exercise price of your cancelled options might be lower than the New Options that you receive in exchange for them.

     If you participate in the offer and receive New Options in exchange for Eligible Options, the exercise price per share for your New Options will be the closing price of our common stock as reported on the NASDAQ Global Select Market on the New Option Grant Date, currently expected to be December 17, 2009, unless we extend the Offer. Because we do not know what the closing price will be on December 17, 2009 (or such later day if we extend the offer), it is possible that the New Options will have an exercise price per share in excess of the Eligible Options you exchange. For example, if you exchange an option grant for 1,200 shares with an exercise price per share of $5.78, and assume the applicable exchange ratio entitles you to receive a New Option exercisable for 400 shares, it is possible that the closing price of our common stock on December 17, 2009 (or such later day if we extend the offer) could increase to $5.95; therefore, you would hold a New Option for 400 shares with a per share exercise price of $5.95 instead of your current Eligible Option for 1,200 shares at an exercise per share of $5.78.
If the price of our common stock decreases after the New Option Grant Date, your New Options will be underwater.
     As discussed above, if you participate in the offer, the exercise price per share for your New Options will be the closing price of our common stock on the New Option Grant Date. However, your participation in this offer does not guarantee that the fair market value for a share of our common stock will not decrease below the closing price of our common stock on the New Option Grant Date at some point in the future, thereby leaving you with an underwater option.
Tax-Related Risks
Tax effects of New Options.
     If you participate in the offer and receive New Options in exchange for Eligible Options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the New Option Grant Date. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.
Tax-related risks for non-U.S. employees.
     Non-U.S. employees should carefully review the schedule for their country of residence in Schedules C through S attached to this offer to determine whether participation in the offer could trigger any negative income tax, social insurance or other tax or legal consequences.
If you are a tax resident of multiple countries, there may be tax and social security consequences of more than one country that apply to you.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
     There are additional tax-related risks for employees who have transferred employment between two or more countries.
     If you have been employed by us (or one of our subsidiaries) in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the

New Options received under this Offer to Exchange. You should be certain to consult your own tax advisor to discuss these consequences if you have transferred employment in more than one tax jurisdiction.
Risks Related to Our Business
Risks Related to Our Music, Games and Media Software and Services Businesses
Our Music, Games and Media Software and Services businesses face substantial competitive and other challenges that may prevent us from being successful in, and negatively impact future growth in, those businesses.
     Many of our current and potential competitors in our Music, Games and Media Software and Services businesses have longer operating histories, greater name recognition, more employees and significantly greater resources than we do. Our competitors across the breadth of our product lines in these businesses include a number of large and powerful companies, such as Apple, Amazon.com and Microsoft. To effectively compete in the markets for our Music, Games and Media Software and Services businesses, we may experience the following consequences, any of which would adversely affect our operating results and the trading price of our stock:
•	reduced prices or margins,

•	loss of current and potential customers, or partners and potential partners who provide content we distribute to our customers,

•	changes to our products, services, technologies, licenses or business practices or strategies,

•	lengthened sales cycles,

•	pressure to prematurely release products or product enhancements, or

•	degradation in our stature and reputation in the market.
     In addition, we face the following competitive risks relating to our Music, Games and Media Software and Services businesses:
     Music. Our online music services offered through our Rhapsody America joint venture with MTV Networks, a division of Viacom International Inc. (MTVN) face significant competition from traditional offline music distribution competitors and from other online digital music services, as well as online theft or “piracy.” Some of these competing online services have spent substantial amounts on marketing and have received significant media attention, including Apple’s iTunes music download service, which it markets closely with its popular iPod line of portable digital audio players and its iPhone. Microsoft also offers premium music services in conjunction with its Windows Media Player and also markets a portable music player and related download software and music service called Zune. We also expect increasing competition from online retailers such as Amazon.com, online community websites such as MySpace.com and Facebook.com, as well as other providers of free, ad-supported music services, some of whom are successfully growing consumer awareness of their services. Our online music services also face significant competition from “free” peer-to-peer services which allow consumers to directly access a wide variety of unlicensed content. Enforcement efforts have not effectively shut down these services and the ongoing presence of these “free” services substantially impairs the marketability of legitimate services like ours. To compete in this crowded market, we develop and work with partners to develop new and often unique marketing programs designed to build awareness of our music products and services and to attract subscribers. However, many of these marketing programs are unproven and may result in significant expenses we may not recoup due to the program’s failure to increase awareness or the number of subscribers to our music services. Rhapsody America may not be able to compete effectively in this highly competitive and rapidly evolving market, which may negatively impact the future growth of our Music business.
     Games. Our RealArcade, GameHouse, and Zylom branded services compete with other online aggregators and distributors of online and downloadable casual PC games. Some of these competitors have high volume distribution channels and greater financial resources than we do. Our Games business also competes with many other smaller companies that may be able to adjust to market conditions faster than us. We also face an increasingly price competitive casual games market, and some of our competitors may be able to compete on price more effectively than us. We expect competition to intensify in this market from these and other competitors and no assurance can be made that we will be able to continue to grow our revenue. Our development studios compete primarily with other developers of online, downloadable and mobile casual PC games and must continue to develop popular and high-quality game titles and to execute on opportunities to expand the play of our games on a variety of non-PC platforms to maintain our competitive position and help maintain the growth of our Games business.
     Media Software and Services. Our media software and services (primarily our SuperPass subscription service) face competition from existing competitive alternatives and other emerging services and technologies, such as user generated content services like YouTube and alternative streaming media playback technologies including Microsoft Windows Media Player and Adobe Flash. Content owners are increasingly marketing their content on their own websites rather than licensing to other distributors such as us. We face competition in these markets from traditional media outlets such as television, radio, CDs, DVDs, videocassettes and others. We also face competition from emerging Internet media sources and established companies entering into the Internet media content market, including Time Warner’s AOL subsidiary, NBC Universal, Microsoft, Apple, Adobe, Yahoo! and broadband internet service providers. We expect this competition to continue to be intense as the market and business models for Internet video content mature and more competitors enter these new markets. Competing services may be able to obtain better or more favorable access to compelling video content than us, may develop better offerings than us and may be able to leverage other assets or technologies to promote or distribute their offerings successfully. If we are unable to compete successfully, the future growth of our Media Software and Services business will be negatively impacted. In addition, our overall ability to sell subscription services depends in part on the use of RealNetworks’ formats on the Internet, and declines in the use of our formats may negatively affect our subscription revenue and increase costs of obtaining new subscribers. Both Microsoft and Adobe are aggressively seeking to grow their format usage.
The success of our subscription services businesses depends upon our ability to increase subscription revenue and to license compelling content on commercially reasonable terms.
     Our operating results could be adversely impacted by the loss of subscription revenue, including the revenue generated from the online music services offered by our Rhapsody America joint venture. Internet subscription businesses are a relatively new media delivery model, and we cannot predict with accuracy our long-term ability to maintain or increase subscription revenue. Subscribers may cancel their subscriptions to our services for many reasons, including a perception that they do not use the services sufficiently or that the service does not provide enough value, a lack of attractive or exclusive content generally or as compared with competitive service offerings (including Internet piracy), or because customer service issues are not satisfactorily resolved. In recent periods, we have seen an increase in the number of gross customer cancellations of our subscription services due in part to an increasingly large subscriber base, an increase in involuntary credit card cancellations resulting in termination of service and increased prevalence and awareness of alternative “free” on-demand streaming music services. In addition, we must continue to obtain compelling digital media content for our video, music, and games services in order to maintain and increase usage and overall customer satisfaction for these products. Our online music service offerings available through our Rhapsody America venture depend on music licenses from the major music labels and publishers, and the failure to renew these licenses under terms that are commercially reasonable and acceptable to us would harm Rhapsody America’s ability to generate revenues from its subscription services.
Music publishing royalty rates for music subscription services offered through RealNetworks and Rhapsody America are not yet fully established; an unexpected modification or application of settlement terms could negatively impact our operating results.
     Publishing royalty rates associated with music subscription services in the U.S. and abroad are not fully established and public performance licenses are negotiated individually with performance rights organizations (PROs). A court issued several rulings that set forth how royalties are to be calculated and address other matters relating to the application of the new rates to be paid to one of the PROs, the American Society of Composers, Authors and Publishers (ASCAP). After working with ASCAP to make a final determination of amounts owed under the court’s rulings, we reached a partial agreement with ASCAP on January 12, 2009. While we believe we have sufficiently accrued for expected royalties to be paid under the agreement, we plan to appeal some aspects of the court’s rulings that underlie the agreement, and the rulings remain subject to appeal and challenge by other participants. We also have license agreements to reproduce musical compositions with the Harry Fox Agency, an agency that represents music publishers, and with many independent music publishers as required in the creation and delivery of on-demand streams and tethered downloads, but these license agreements generally do not include final royalty rates. The license agreements anticipate industry-wide agreement on rates, which was reached among the Digital Media Association (DiMA), the Recording Industry Association of America (RIAA) and the National Music Publishers Association (NMPA). This settlement, along with the determination by the Copyright Royalty Board (CRB) on rates for full downloads, physical products and ringtones, was published by the CRB, and after some modifications by the U.S. Copyright Office, was collectively published as part of the CRB’s final determination in the Federal Register. The rate for ringtones and the imposition of a late fee on certain royalty payments contained in the final determination have been appealed by the RIAA. If terms of the settlement are modified or applied in a manner that we do not expect, we could incur increased expenses that could negatively impact our operating results. The publishing rates associated with our international music streaming services are also not yet determined and may be higher than our current estimates.
Copyright Royalty Board decisions regarding Internet radio royalties and minimum payments could result in material expenses that would harm our operating results and our ability to provide popular radio services.
     In April 2007, the Copyright Royalty Board (CRB) issued a decision setting new royalty rates for the use of sound recordings in Internet radio from 2006 through 2010. These rates were appealed and then affirmed by the D.C. Circuit Court of Appeals on July 10, 2009, except with respect to the minimum royalty rate per station, which has been remanded to the CRB. In a separate proceeding regarding international radio rates, on September 29, 2009, we filed briefs with the CRB with respect to royalty rates for the period 2011 through 2015. We expect to be a participant in this additional proceeding with the CRB until the radio royalty rates for the period 2011 through 2015 are ultimately determined, which we do not expect to occur prior to late 2010. The ultimate determination of the minimum royalty rate per station may be unfavorable to us, which could adversely impact our operating results and our ability to provide our radio services in the future.
Our RealDVD PC application is currently the subject of pending litigation, and we could incur significant expenses or be further prevented from selling RealDVD.
     On September 30, 2008, we announced the availability of RealDVD, a PC application that allows consumers to store, manage and play their DVDs on their computers. On the same day, we filed a motion for declaratory judgment against the DVD Copy Control Association and Disney Enterprises, Inc., Paramount Pictures Corp., Sony Pictures Entertainment, Inc., Twentieth Century Fox Film Corp., NBC Universal, Inc., Warner Bros., Entertainment, Inc. and Viacom, Inc. seeking a determination that, among other things, our RealDVD product complies with the DVD Copy Control Association’s license agreement. Various movie studios filed suit against us alleging that RealDVD violates the Digital Millennium Copyright Act (DMCA) and also asked for and were granted a temporary restraining order preventing us from selling RealDVD until a full preliminary injunction hearing could be held. On August 11, 2009, the movie studios were granted their motion for a preliminary injunction, which enjoined us from selling or otherwise distributing RealDVD to the public. On September 10, 2009, we filed a notice of appeal on this ruling with the U.S. Court of Appeals for the Ninth Circuit. These claims could be costly and time-consuming to assert and defend and could require us to pay significant litigation expenses or damages or result in a permanent injunction against the sale of RealDVD, any of which would harm our operating results.
We may not be successful in maintaining and growing our distribution of digital media products.
     We cannot predict whether consumers will continue to download and use our digital media products consistent with past usage, especially in light of the fact that Microsoft bundles its competing Windows Media Player with its Windows operating system and the popularity of the Adobe Flash format. Our inability to maintain continued high volume distribution of our digital media products could hold back the growth and development of related revenue streams from these market segments, including the distribution of third-party products and sales of our subscription services, and therefore could harm our business and our prospects.
Our Rhapsody America joint venture may not have sufficient funds to continue to support its current operations.
     We and MTVN have formed Rhapsody America LLC, a Delaware limited liability company, which is currently 51% owned by us (through a wholly owned subsidiary) and 49% owned by MTVN (through a wholly owned subsidiary). Rhapsody America has generated losses since its inception in 2007 and may not have sufficient funds to continue to support its current operations in the near term. Currently, neither we nor MTVN have any contractual obligations to fund Rhapsody America’s operations further. We cannot provide assurance that Rhapsody America will be able to obtain additional funds on acceptable terms from us, MTVN or any other third party funding source. If Rhapsody America does not obtain additional funding in the near term and/or substantially restructure its operations, it will not be able to continue its current operations. To the extent Rhapsody America experiences a decline in its business operations or incurs liabilities resulting from a lack of liquidity, our business and operating results would be materially harmed.
We face risks with respect to certain matters in the governance and management of our Rhapsody America joint venture and the integration and operation of assets that have been combined to form Rhapsody America.
     We and MTVN agreed to terms and conditions regarding the governance and management of Rhapsody America as part of the formation of Rhapsody America. We are entitled to appoint the general manager to manage the day-to-day operations of Rhapsody America. Rhapsody America is governed by a limited liability company agreement which, among other things, requires unanimous approval of the members for certain key operational activities, such as adopting a budget and authorizing certain capital expenditures, and for significant company events, such as mergers, asset sales, distributions, affiliate transactions and issuance, sale and repurchase of membership interests of Rhapsody America. If we are not able to agree with MTVN on any of those items, if the members are unable to agree on any other significant operational or financial matter requiring approval of the members, or if there is any event that adversely impacts our relationship with MTVN, the business, results of operations and financial condition of Rhapsody America may be adversely affected and, consequently, our business may suffer. In addition, MTVN may have or develop economic or other business interests or goals that are inconsistent with our or Rhapsody America’s business interests or goals.

     Neither we nor the current management of Rhapsody America has extensive experience in managing and operating complex joint ventures of this nature, and the integration and operational activities may strain our internal resources, distract us from managing our day-to-day operations, and impact our ability to retain key employees in Rhapsody America. The nature of our and MTVN’s contributions of services and assets to Rhapsody America required detailed cost allocation agreements that are complex to implement and manage and may result in significant costs that could adversely affect our operating results. The allocation of these support service costs is based on various measures depending on the service provided, and require significant internal resources. Many of the allocation methodologies are complicated, which may result in inaccuracies in the total charges to be billed to Rhapsody America. In addition, the variable nature of these costs to be allocated to Rhapsody America may result in fluctuations in the period-over-period results of our Music business.
We and MTVN have certain contractual rights relating to the purchase and sale of MTVN’s membership interest in Rhapsody America that may be settled in part through the issuance of additional shares of our capital stock, which would dilute our other shareholders’ voting and economic interests in us, and may require us to pay MTVN a price that exceeds the appraised value of its proportionate interest in Rhapsody America.
     Pursuant to the terms of the Rhapsody America limited liability company agreement, we have a right to purchase from MTVN, and MTVN has a right to require us to purchase, MTVN’s membership interest in Rhapsody America. These call and put rights are exercisable upon the occurrence of certain events and during certain periods in each of 2012, 2013 and 2014 and every two years thereafter and may be settled, in part, through the issuance of shares of our capital stock, subject to specified limitations. If a portion of the purchase price for MTVN’s membership interest is payable in shares of our capital stock, such shares could represent up to 15% of the outstanding shares of our common stock immediately prior to the transaction. In addition, we may also be obligated to issue shares of our non-voting stock representing up to an additional 4.9% of the outstanding shares of our common stock immediately prior to the transaction. If we pay a portion of the purchase price for MTVN’s membership interest in shares of our common stock and non-voting stock, our other shareholders’ voting and economic interests in us will be diluted, and MTVN will become one of our significant shareholders. In certain situations, if MTVN exercises its right to require us to purchase its membership interests in Rhapsody America, we may be required to pay MTVN a price that provides a return to MTVN that is potentially significantly higher than the appraised value of MTVN’s proportionate interest in Rhapsody America, and as a result, we would pay greater than fair value to acquire MTVN’s interest.
We are in discussions with MTVN relating to a potential restructuring of Rhapsody America, which restructuring may not realize the intended benefits and/or may result in a material adverse effect on our results of operations or financial condition.
     We are currently in discussions with MTVN relating to the possible strategic reorganization of Rhapsody America. These negotiations are focused on a potential restructuring of our and MTVN’s relative economic rights in Rhapsody America and on the parties’ relative abilities to exercise control over decision-making to enable Rhapsody America to operate more independently of either party. If these discussions result in a definitive agreement, we may agree, among other things, to adjust the corporate governance and/or management structure of Rhapsody America and to reallocate the ownership of Rhapsody America between us and MTVN such that our percentage ownership of Rhapsody could be reduced from 51% resulting in both parties owning 50% or slightly less. These discussions are currently in the preliminary stages, and we cannot predict whether they will result in a definitive agreement or, if a definitive agreement is reached, the final terms and conditions of any such agreement, the impact of a restructuring on our financial statements or results of operations, or whether any of the risks described above will be mitigated by the potential restructuring. In addition, we cannot predict whether a new definitive agreement would actually improve Rhapsody America’s operations or ability to create a profitable digital music business. A restructuring of Rhapsody America would be expected to have financial impacts on us, and until the terms have been finalized we cannot evaluate the nature or extent of the potential financial impacts or whether they, or other aspects of the restructuring, will result in material adverse effects on our future operating performance or financial statements. In addition, uncertainty concerning the terms and conditions of the restructuring could result in management and employee distraction and have an adverse effect on our operations and our ability to recruit and retain key employees involved with Rhapsody America.
Risks Related to Our Technology Products and Solutions Business
Contracts with our carrier customers subject us to significant risks that could negatively impact our revenue or otherwise harm our operating results.
     We derive a material portion of our revenue from carrier application services. Many of our carrier application services contracts provide for revenue sharing arrangements, but we have little control over the pricing decisions of our carrier customers. Furthermore, most of these contracts do not provide for guaranteed minimum payments or usage levels. Because most of our carrier customer contracts are nonexclusive, it is possible that our wireless carriers could purchase similar application services from third parties, and cease to use our services in the future. As a result, our revenue derived under these agreements could be substantially reduced depending on the pricing and usage decisions of our carrier customers.
     In addition, none of our carrier application services contracts obligates our carrier customers to market or distribute any of our applications. Despite the lack of marketing commitments, revenue related to our application services is, to a large extent, dependent upon the marketing and promotion activities of our carrier customers. In addition, many of our carrier contracts are short term and allow for early termination by the carrier with or without cause. These contracts are therefore subject to renegotiation of pricing or other key terms that could be adverse to our interests, and leave us vulnerable to non-renewal by the carriers. The loss of carrier customers, a reduction in marketing or promotion of our applications, or the termination, non-renewal or renegotiation of contract terms that are less favorable to us would likely result in the loss of future revenues from our carrier application services.
     Finally, certain of our carrier contracts obligate us to indemnify the carrier customer for certain liabilities and losses incurred by them, including liabilities resulting from third party claims for damages that arise out of the use of our technology. These indemnification terms provide us with certain procedural safeguards, including the right to control the defense of the indemnified party. We have accepted tenders of indemnification from two of our carrier customers related to one pending patent infringement proceeding, and we are vigorously defending them. This pending proceeding or future claims against which we may be obligated to defend our carrier customers could result in paying amounts pursuant to these obligations that could materially harm our operating results.
Our ongoing arbitration proceeding with VeriSign, Inc. could ultimately result in a damages award in favor of VeriSign that may be material to our financial condition and results of operations.
     In June 2008, we initiated an arbitration action in Seattle, Washington against VeriSign, Inc., to seek resolution of disputes regarding the proper interpretation of an Alliance Agreement entered into between the parties dating back to 2001. VeriSign asserted various counterclaims against us, including claims that we breached the Alliance Agreement and tortiously interfered with VeriSign’s prospective and existing business relationships and its proposed sale of certain business units. On May 7, 2009, the Arbitrator issued a ruling denying our claims for relief and granting VeriSign’s claims, including VeriSign’s tortious interference claims. Subsequent to that ruling, the Arbitrator further ruled that the limitation of liability clause contained in the Alliance Agreement does not apply to the potential damages VeriSign incurred. In response, VeriSign filed an amended statement of damages seeking a material amount in damages. A hearing to address VeriSign’s claimed damages began on July 13, 2009 and was adjourned on July 15. On September 10, 2009, the Arbitrator issued a Supplemental Order re: Scheduling and Actions for Final Resolution which set further hearings on damages which were completed on October 12-14, 2009. In that Order, the Arbitrator also determined that VeriSign had failed to prove that we caused any damages relating to VeriSign’s claim of tortious interference with its proposed sale of certain business units but allowed further evidence regarding VeriSign’s claims of tortious interference with prospective and existing business relationships. The evidentiary hearings have now been concluded and we expect the Arbitrator to issue a final decision in the near future. In August 2009, we also filed a motion to vacate the Arbitrator’s interim awards relating to declaratory and injunctive relief in Federal District Court in New York City. That motion is currently under consideration by the federal court. We continue to believe that the limitation of liability clause in the Alliance Agreement should apply to limit the amount of VeriSign’s claimed monetary damages and that the Arbitrator does not have jurisdiction over tort claims. No assurance can be made as to the final outcome of the disputes until all rulings are final and all avenues of review have been exhausted, but we could ultimately be required to pay damages to VeriSign in an amount that may be material to our financial condition and results of operations.
The mobile entertainment market is highly competitive.
     The market for mobile entertainment services, including ringback tone and music-on-demand solutions, is highly competitive. Current and potential future competitors include major media companies, Internet portal companies, content aggregators, wireless software providers and other pure-play wireless entertainment publishers. In connection with music-on-demand in particular, we may in the future compete with current providers of music-on-demand services for online or other non-mobile platforms, some of which have greater financial resources than we do. In addition, the major music labels may demand more aggressive revenue sharing arrangements or impose an alternative business model less favorable to us. Furthermore, while most of our carrier customers do not offer internally developed application services that compete with ours, if our carrier customers begin developing these application services internally, we could be forced to lower our prices or increase the amount of service we provide in order to maintain our business with those carrier customers. Increased competition has in the past resulted in pricing pressure, forcing us to lower the selling price of our services.
A majority of the revenue that we generate in our Technology Products and Solutions business is dependent upon our relationship with a few customers, including SK Telecom; any deterioration of these relationships could materially harm our business.
     We generate a significant portion of our revenue from sales of our mobile entertainment services to a few of our mobile carrier customers, including SK Telecom, a leading wireless carrier in South Korea. In the near term, we expect that we will continue to generate a significant portion of our total revenue from these customers, particularly SK Telecom. If these customers fail to market or distribute our applications or terminate their business contracts with us, or if our relationships with these customers deteriorate in any significant way, we may be unable to replace the affected business arrangements with acceptable alternatives. Furthermore, our relationship with SK Telecom may be affected by the general state of the economy of South Korea. Failure to maintain our relationships with these customers could have a material negative impact on our revenue and operating results.
Our traditional system software licensing business has been negatively impacted by competitive factors, and we may not experience improved sales of our system software products.
     We believe that our traditional system software sales have been negatively impacted primarily by the competitive effects of Microsoft, which markets and often bundles its competing technology with its market leading operating systems and server software. Although the settlement agreement we entered into with Microsoft relating to our claims regarding Microsoft’s anticompetitive practices contained substantial cash payments to us and a series of technology agreements, Microsoft will continue to be an aggressive competitor with our traditional systems software business. We cannot be sure whether the portions of the settlement agreement designed to limit Microsoft’s ability to leverage its market power will be effective, and we cannot predict when, or if, we will experience increased demand for our system software products in a way that improves our operating results or shareholder return on an investment in our stock.

Risks Related to Our Business in General
Our operating results are difficult to predict and may fluctuate, which may contribute to volatility in our stock price.
     The trading price for our common stock has been volatile, ranging from $1.97 to $5.12 per share during the 52-week period ended September 30, 2009. As a result of the rapidly changing markets in which we compete, our operating results may fluctuate from period-to-period, which may continue to contribute to the volatility of our stock price. In past periods, our operating results have been affected by personnel reductions and related charges, charges relating to losses on excess office facilities, and impairment charges for certain of our equity investments, goodwill and other long-lived assets. Our operating results may be adversely affected by similar or other charges or events in future periods, including, but not limited to:
•	impairments of long-lived assets,

•	integrating and operating newly acquired businesses and assets,

•	the seasonality of our business, which has experienced increased revenues in the fourth quarter of our fiscal year, and

•	the general difficulty in forecasting our operating results and metrics, which could result in actual results that differ significantly from expected results.
     Certain of our expense decisions (for example, research and development and sales and marketing efforts) are based on predictions regarding business and the markets in which we compete. Fluctuations in our operating results, particularly when experienced beyond what we expected, could cause the trading price of our stock to continue to fluctuate.
Uncertainty and adverse conditions in the economy could have a material adverse impact on our business, financial condition and results of operations.
     The national and global economic downturn has resulted in a decline in overall consumer and corporate spending, declines in consumer and corporate access to credit, fluctuations in foreign exchange rates, declines in the value of assets and increased liquidity risks, all of which could materially impact our business, financial condition and results of operations. We provide digital entertainment services to consumers, and payment for our products and services may be considered discretionary on the part of many of our current and potential customers. As a result, consumers considering whether to purchase our products or services may be influenced by macroeconomic factors that affect consumer spending such as unemployment, continuing increases in fuel costs, conditions in the residential real estate and mortgage markets and access to credit. To the extent conditions in the economy remain uncertain or the economy continues to deteriorate, our business could be impacted as customers choose to leave our services, to reduce their service level or to stop purchasing our products. In addition, our efforts to attract new customers may be adversely affected. Declines in consumer spending may also negatively impact our business customers, including our mobile carrier customers, who may experience decreases in demand for the services we provide that are offered to their subscribers. We are also experiencing a decline in advertising revenue as businesses are reducing their sales and marketing spending in response to the contracting economy. A significant decrease in the demand for our products or services or declines in our advertising revenue could have a material adverse impact on our operating results and financial condition.
     Uncertainty and adverse economic conditions may also lead to a decreased ability to collect payment for our products and services due primarily to a decline in the ability of consumers to use or access credit, including through credit cards, which is how most of our customers pay for our products and services. We also expect to continue to experience volatility in foreign exchange rates, which could negatively impact the amount of revenue and net assets we record in future periods. The functional currency of our foreign subsidiaries is the local currency of the country in which each subsidiary operates. We translate our subsidiaries’ revenues into U.S. dollars in our financial statements, and continued volatility in foreign exchange rates, particularly if the U.S. dollar strengthens against the euro or the Korean won, may result in lower reported revenue. If economic conditions continue to deteriorate or remain uncertain for a sustained period of time, we may also record additional impairments to our assets in future periods. Economic conditions may also negatively impact our liquidity due to (1) declines in interest income, (2) an increased risk that we may not be able to access cash balances held in U.S. or foreign financial institutions or that our investments in debt securities issued by financial institutions may become worthless due to the nationalization or failure of such financial institutions, and (3) decreased ability to sell the securities and the institutional money market funds we hold as short-term investments. In addition, the decline in the trading price of shares of our common stock may make it difficult to use our common stock as purchase price consideration for future acquisitions and to raise funds through equity financings. If any of these risks are realized, we may experience a material adverse impact on our financial condition and results of operations.
New products and services may not achieve market acceptance or may be subject to legal challenge that could negatively affect our operating results.
     The process of developing new, and enhancing existing, products and services is complex, costly and uncertain. Our business depends on providing products and services that are attractive to subscribers and consumers, which, in part, is subject to unpredictable and volatile factors beyond our control, including end-user preferences and competing products and services. Any failure by us to timely respond to or accurately anticipate consumers’ changing needs and emerging technological trends could significantly harm our current market share or result in the loss of market opportunities. In addition, we must make long-term investments, develop or obtain appropriate intellectual property and commit significant resources before knowing whether our predictions will accurately reflect consumer demand for our products and services, which may result in no return or a loss on our investments. Furthermore, new products and services may be subject to legal challenge. Responding to these potential claims may require us to enter into royalty and licensing agreements on unfavorable terms, require us to stop distributing or selling, or to redesign our products or services, or to pay damages.
We depend upon our executive officers and key personnel, but may be unable to attract and retain them, which could significantly harm our business and results of operations.
     Our success depends on the continued employment of certain executive officers and key employees, including Robert Glaser, our founder, Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. Glaser or other key executive officers or employees could harm our business.
     Our success is also dependent upon our ability to identify, attract and retain highly skilled management, technical, and sales personnel, both in our domestic operations and as we expand internationally. Qualified individuals are in high demand and competition for such qualified personnel in our industry is intense, and we may incur significant costs to retain or attract them. There can be no assurance that we will be able to attract and retain the key personnel necessary to sustain our business or support future growth.
Acquisitions involve costs and risks that could harm our business and impair our ability to realize potential benefits from acquisitions.
     As part of our business strategy, we have acquired technologies and businesses in the past and expect that we will continue to do so in the future. In the period from 2006 through the second quarter of 2008, we completed the acquisition of substantially all of WiderThan and the acquisitions of Sony NetServices GmbH, Exomi Oy,

Game Trust Inc. and substantially all of the assets of Trymedia Systems, Inc. The failure to adequately manage the costs and address the financial, legal and operational risks raised by acquisitions of technology and businesses could harm our business and prevent us from realizing the benefits of the acquisitions.
     Acquisition-related costs and financial risks related to completed and potential future acquisitions may harm our financial position, reported operating results, or stock price. Previous acquisitions have resulted in significant expenses, including amortization of purchased technology, amortization of acquired identifiable intangible assets and the incurrence of non-cash charges for the impairment of goodwill and other intangible assets in the fourth quarter of 2008, which are reflected in our operating expenses. New acquisitions and any potential additional future impairment of the value of purchased assets, including goodwill, could have a significant negative impact on our future operating results.
     Acquisitions also involve operational risks that could harm our existing operations or prevent realization of anticipated benefits from an acquisition. These operational risks include:
•	difficulties and expenses in assimilating the operations, products, technology, information systems, and/or personnel of the acquired company;

•	retaining key management or employees of the acquired company;

•	entrance into unfamiliar markets, industry segments, or types of businesses;

•	operating and integrating acquired businesses in remote locations;

•	integrating and managing businesses based in countries in which we have little or no prior experience;

•	diversion of management time and other resources from existing operations to integration activities for acquired businesses;

•	impairment of relationships with employees, affiliates, advertisers or content providers of our business or acquired business; and

•	assumption of known and unknown liabilities of the acquired company, including intellectual property claims.
An impairment in the carrying value of our long-lived assets could adversely affect our financial condition and results of operations.
     Long-lived assets consist primarily of equipment, software and leasehold improvements, as well as amortizable intangible assets acquired in business combinations. Long-lived assets are amortized on a straight line basis over their estimated useful lives. We review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. If the carrying amount of an asset is not recoverable, an impairment loss is recognized based on the excess of the carrying amount of the long-lived asset over its respective fair value, which is generally determined as the present value of estimated future undiscounted cash flows. During the quarter ended December 31, 2008, we concluded that the net book value related to certain intangible assets exceeded the fair value attributable to such intangible assets. As a result, we recorded charges of $57.6 million as impairments of long-lived assets within our consolidated statements of operations and comprehensive income in 2008. No such impairments were recognized in either the quarter or nine months ended September 30, 2009.

     The impairment analysis of long-lived assets is based upon estimates and assumptions relating to our future revenue, cash flows, operating expenses, costs of capital and capital purchases. These estimates and assumptions are complex and subject to a significant degree of judgment with respect to certain factors including, but not limited to, the cash flows of our long-term operating plans, market and interest rate risk, and risk-commensurate discount rates and cost of capital. Significant or sustained declines in future revenue or cash flows, or adverse changes in our business climate, among other factors, and their resulting impact on the estimates and assumptions relating to the value of our long-lived assets could result in the need to perform an impairment analysis in future interim periods which could result in a significant impairment. While we believe our estimates and assumptions are reasonable, due to their complexity and subjectivity, these estimates and assumptions could vary period to period.
We need to develop relationships and technical standards with manufacturers of non-PC media and communication devices and interoperability of our services with these devices to grow our business.
     Access to the Internet through devices other than a PC, such as personal digital assistants, cellular phones, television set-top devices, game consoles, Internet appliances and portable music and games devices has increased dramatically and is expected to continue to increase. If a substantial number of alternative device manufacturers do not license and incorporate our technology and services into their devices, we may fail to capitalize on the opportunity to deliver digital media to non-PC devices which could harm our business prospects. In addition, in order for our services, in particular, the digital music services offered through Rhapsody America, to continue to grow, we must design services that interoperate effectively with a variety of hardware devices. To achieve this interoperability, we and Rhapsody America depend on significant cooperation with manufacturers of these products and with software manufacturers that create the operating systems for such hardware devices to achieve our objectives. If we do not successfully make our products and technologies compatible with emerging standards and the most popular devices used to access digital media or successfully design our service to interoperate with the music playback devices that our customers own, we may miss market opportunities and our business and results will suffer.
We may be unable to adequately protect our proprietary rights or leverage our patent portfolio, and may face risks associated with third-party claims relating to our intellectual property.
     Our ability to compete partly depends on the superiority, uniqueness and value of our patent portfolio and other technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. However, our efforts to protect our intellectual property rights may not assure our ownership rights in our intellectual property, protect or enhance the competitive position of our products and services or effectively prevent misappropriation of our technology. As disputes regarding the validity and scope of patents or the ownership of technologies and rights associated with streaming media, digital distribution, and online businesses are common and likely to arise in the future, we may be forced to litigate to enforce or defend our patents and other intellectual property rights or to determine the validity and scope of other parties’ proprietary rights, enter into royalty or licensing agreements on unfavorable terms or redesign our product features and services. Any such dispute would likely be costly and distract our management, and the outcome of any such dispute could fail to improve our business prospects or otherwise harm our business.
     From time to time we receive claims and inquiries from third parties alleging that our technology may infringe the third parties’ proprietary rights, especially patents. Third parties have also asserted and most likely will continue to assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights, or alleging unfair competition or violations of privacy rights. Currently we are investigating or litigating a variety of such pending claims, some of which are more fully described in Note 14 to the financial statements in our quarterly report on Form 10-Q for the quarter ended September 30, 2009.
Our business and operating results will suffer if our systems or networks fail, become unavailable, unsecured or perform poorly so that current or potential users do not have adequate access to our products, services and websites.
     Our ability to provide our products and services to our customers and operate our business depends on the continued operation and security of our information systems and networks. A significant or repeated reduction in the performance, reliability, security or availability of our information systems and network infrastructure could harm our ability to conduct our business, and harm our reputation and ability to attract and retain users, customers, advertisers and content providers. We have on occasion experienced system errors and failures that caused interruption in availability of products or content or an increase in response time. Problems with our systems and networks could result from our failure to adequately maintain and enhance these systems and networks, natural disasters and similar events, power failures, HVAC failures, intentional actions to disrupt our systems and networks and many other causes. The vulnerability of a large portion of our computer and communications infrastructure is enhanced because much of it is located at a single leased facility in Seattle, Washington, an area that is at heightened risk of earthquake, flood, and volcanic events. Many of our services do not currently have fully redundant systems or a formal disaster recovery plan, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage.
The growth of our business is dependent in part on successfully implementing our international expansion strategy.
     Our international operations involve risks inherent in doing business on an international level, including difficulties in managing operations due to distance, language, and cultural differences, different or conflicting laws and regulations, taxes, and exchange rate fluctuations. Any of these factors could harm operating results and financial condition. Our foreign currency exchange risk management program reduces, but does not eliminate, the impact of currency exchange rate movements.
We may be subject to market risk and legal liability in connection with the data collection capabilities of our products and services.
     Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products send information to our servers. Many of the services we provide also require that a user provide certain information to us. We have an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products. Any failure by us to comply with our posted privacy policy and existing or new legislation regarding privacy issues could impact the market for our products and services, subject us to litigation, and harm our business.
We may be subject to assessment of sales and other taxes for the sale of our products, license of technology or provision of services.
     Currently we do not collect sales, value-added tax (VAT), transactional or other taxes on the sale of our products, license of technology or provision of services in states and countries other than those in which we have offices, employees or other taxable presence. However, one or more states or foreign countries may seek to impose sales, VAT, transactional or other tax collection obligations on us in the future. A successful assertion by one or more states or foreign countries that we should be collecting sales, VAT, transactional or other taxes on the sale of our products, licenses of technology, provision of services or from our Internet commerce activities could result in substantial tax liabilities for past sales, discourage customers from purchasing our products from us or otherwise substantially harm our business.
     Currently, decisions by the U.S. Supreme Court restrict the ability of states to force remote sellers to collect state and local sales and use taxes. However, a number of states and the U.S. Congress have been considering various initiatives that could limit or supersede the Supreme Court’s position regarding sales and use taxes on products and services sold through the Internet. If these initiatives are successful, we could be required to collect and remit sales and use taxes in additional states. States are also continuing to define the taxability of digital goods. Taxation of digital goods is subject to complex evolving tax rules that could result in additional taxation of our products and services. The imposition of additional tax obligations related to our business activities by state and local governments could materially adversely affect our operating results, create administrative burdens for us and decrease our future sales.
     In those countries where we have taxable presence, we collect VAT on sales of “electronically supplied services” provided to European Union residents, including software products, games, data, publications, music, video and fee-based broadcasting services. The collection and remittance of VAT subjects us to additional currency fluctuation risks.
We may be subject to additional income tax assessments.
     We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes, income taxes payable, and net deferred tax assets. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than that which is reflected in our historical financial statements. An audit or litigation can result in significant additional income taxes payable in the U.S. or foreign jurisdictions which could have a material adverse effect on our financial condition and results of operations.
Risks Related to Our Previously Announced Separation of Our Games Business
We announced our intention to separate our global Games business into an independent company and to distribute shares of the newly created games company to our shareholders. If such transactions are postponed for a significant period of time or not completed, our stock price and business may be adversely affected, and we may not realize the anticipated benefits of the separation transactions.
     In May 2008, we announced our intention to separate our global Games business into an independent company and to distribute shares of the newly created games company to our shareholders. In February 2009, we announced that we postponed work with our outside advisors, stopped external spending on the proposed transactions and wrote off the capitalized transaction-related costs in the fourth quarter of 2008. While we still intend to create a separate games company, current conditions do not support the separation transactions.
     In addition, our business and operations may be harmed to the extent there is customer or employee uncertainty surrounding the future direction of our product and service offerings and strategy for our Games business. Even if we resume working with our outside advisors on the separation transactions, we may not complete the transactions, which are subject to a number of factors including business and market conditions, the final approval of our board of directors, the effectiveness of a registration statement, the receipt of a favorable letter ruling from the Internal Revenue Service and the execution of inter-company agreements. If the separation transactions are not completed, we and our shareholders will not realize the anticipated financial, operational and other benefits from such transactions.

Risks Related to the Securities Markets and Ownership of Our Common Stock
Our directors and executive officers beneficially own more than 38% of our stock, which gives them significant control over certain major decisions on which our shareholders may vote, may discourage an acquisition of us, and any significant sales of stock by our officers and directors could have a negative effect on our stock price.
     Our executive officers, directors and affiliated persons beneficially own more than 38% of our common stock. Robert Glaser, our Chief Executive Officer and Chairman of the Board, beneficially owns more than 38% of our common stock himself. As a result, our executive officers, directors and affiliated persons will have significant influence to:
•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the shareholders for vote.
     Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of RealNetworks, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.
Provisions of our charter documents, Shareholder Rights Plan, and Washington law could discourage our acquisition by a third-party.
     Our articles of incorporation provide for a strategic transaction committee of the board of directors. Without the prior approval of this committee, and subject to certain limited exceptions, the board of directors does not have the authority to:
•	adopt a plan of merger;

•	authorize the sale, lease, exchange or mortgage of assets representing more than 50% of the book value of our assets prior to the transaction or on which our long-term business strategy is substantially dependent;

•	authorize our voluntary dissolution; or

•	take any action that has the effect of any of the above.
     In addition, Mr. Glaser has special rights under our articles of incorporation to appoint or remove members of the strategic transaction committee at his discretion that could make it more difficult for RealNetworks to be sold or to complete another change of control transaction without Mr. Glaser’s consent.
     RealNetworks has also entered into an agreement providing Mr. Glaser with certain contractual rights relating to the enforcement of our charter documents and Mr. Glaser’s roles and authority within RealNetworks.
     We have adopted a shareholder rights plan, which was amended and restated in December 2008, that provides that shares of our common stock have associated preferred stock purchase rights. The exercise of these rights would make the acquisition of RealNetworks by a third-party more expensive to that party and has the effect of discouraging third parties from acquiring RealNetworks without the approval of our board of directors, which has the power to redeem these rights and prevent their exercise.
     Washington law imposes restrictions on some transactions between a corporation and certain significant shareholders. The foregoing provisions of our charter documents, shareholder rights plan, our agreement with Mr. Glaser, and Washington law, as well as our charter provisions that provide for a classified board of directors and the availability of “blank check” preferred stock, could have the effect of making it more difficult or more expensive for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of us. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock.

THE OFFER
1.	Eligibility.
     You are an “Eligible Employee” and may participate in the offer if you are an active employee of RealNetworks (or one of its subsidiaries) whose principal work location is in an Eligible Country as of the start of the offer and remain so through the Cancellation Date. Our Section 16 officers and directors may not participate in this offer. Our Section 16 officers and directors are listed on Schedule A of this Offer to Exchange.
     To receive a grant of New Options, you must remain employed by RealNetworks, one of its subsidiaries, or a successor entity through the New Option Grant Date. The New Option Grant Date will be the same U.S. calendar day as the Cancellation Date. If you do not remain employed by RealNetworks, one of its subsidiaries, or a successor entity through the New Option Grant Date, you will keep your current Eligible Options and they will vest and expire in accordance with their terms. If we do not extend the offer, the New Option Grant Date is expected to be December 17, 2009. Except as provided by applicable law and/or any employment agreement between you and RealNetworks (or one of its subsidiaries), your employment with RealNetworks (or one of its subsidiaries) will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. In order to vest in your New Options, you generally must remain an employee of RealNetworks (or one of its subsidiaries) through each relevant vesting date.
2.	Number of New Options; Expiration Date.
     Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price greater than $4.48 per share (the 52-week high of our per share stock price as of the launch of this offer) under the Plans that are held by Eligible Employees, are outstanding and unexercised as of the Expiration Date, and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date. In order to be eligible, options must be outstanding on the Expiration Date. For example, if a particular option grant expires during the Offering Period, that option grant is not eligible for exchange.
     Participation in this offer is completely voluntary. You may decide which of your Eligible Option Grants you wish to exchange. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants. If you elect to participate in this offer, you must exchange all of the shares subject to any particular Eligible Option Grant that you choose to exchange. We will not accept partial tenders of option grants. If you elect to participate in this offer with respect to any partially exercised Eligible Option Grant, you must exchange the entire remaining portion of such option grant.
     For example, if you hold (1) an Eligible Option Grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option Grant to purchase 1,000 shares, and (3) an Eligible Option Grant to purchase 3,000 shares, you may choose to exchange all three option grants, or only two of the three option grants, or only one of the three grants, or none at all. You may not elect to exchange a partial amount under any option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first option grant).
     If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee of RealNetworks (or one of its subsidiaries) beneficially owns a portion of that option, you may accept this offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As described above, we will not accept partial tenders of option grants, so you may not accept this offer with respect to a portion of an Eligible Option Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Options, we will respect an election to exchange such Eligible Option Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Option Grant for any action taken by you with respect to such Eligible Option Grant.
     For example, if you are an Eligible Employee and you hold an Eligible Option Grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 shares of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the 2,500 shares that remain outstanding subject to the Eligible Option Grant, or you may elect not to participate in the offer at all with respect to this option grant. These are your only choices with respect to this option grant.
     New Options
     All Eligible Employees who properly tender Eligible Options pursuant to this offer will receive New Options. The per share exercise price of the New Options will be the fair market value of a share of RealNetworks’ common stock on the New Option Grant Date, which is currently expected to be December 17, 2009.
     Exchange Ratios
     Subject to the terms of this offer and upon our acceptance of your properly tendered options, each Exchanged Option will be cancelled and replaced with a New Option to purchase a reduced number of shares of our common stock equal to (a) the number of options you exchange divided by (b) an exchange ratio. For purposes of applying the exchange ratios, fractional shares subject to New Options will be rounded down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis. This means that the various Eligible Options you hold may be subject to different exchange ratios. The exchange ratios for your Eligible Options will be provided on the RealNetworks offer website when you make your election as described in Question and Answer 2, which begins on page 2. We used a binomial valuation model to determine the exchange ratios. The most favorable exchange ratio that will apply to Eligible Options is fixed at 1.5-to-1.0, even if the binomial model returned a more favorable exchange ratio. In addition, exchange ratios were established by grouping together Eligible Options with similar binomial model values, with exchange ratios rounded up to the next higher band. For example, if the binomial model value of a particular Eligible Option grant indicated the exchange ratio for that grant was 2.3-to-1.0, the actual exchange ratio for that grant was set at 2.5-to-1.0. For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock.
     The following table represents the exchange ratios applicable to the offer.

Exchange Ratios Using Binomial Model
Exchange Ratio				Number of New Stock
(Eligible Options	Number of Shares Underlying	Weighted Average	Weighted Average	Options that May be
for New Options)	Eligible Options (1)	Exercise Price	Remaining Term	Granted (2)

1.5-for-1	6,623,716	$6.49	13.13 (3)	4,415,775
2.0-for-1	3,821,605	$6.70	5.69	1,910,802
2.5-for-1	5,735,966	$6.58	4.91	2,294,386
3.0-for-1	3,463,949	$6.93	3.66	1,154,635
3.5-for-1	110,374	$11.03	4.15	31,535
4.0-for-1	1,381,772	$9.27	3.59	345,441
4.5-for-1	4,919,716	$10.38	3.67	1,093,252
5.0-for-1	262,500	$10.27	3.35	52,500

Total: 2.3-for-1	26,319,598	$7.53	6.61	11,298,326

Total stock options surrendered:				26,319,598
Total stock options re-issued:				11,298,326
Total stock options surrendered and available for re-grant:				10,514,890
Total stock options retired and not available for future grant:				4,506,382

(1)	Includes options outstanding under the 1996, 2000 and 2005 stock plans with exercise prices above $4.48.

(2)	Assumes all eligible options are tendered.

(3)	Prior to June 4, 2005, RealNetworks granted options with a 20-year term.
     Example
If you exchange an option grant covering 1,000 shares that fits within the 5.0-for-1 exchange ratio category, on the New Option Grant Date you will receive a new option for 200 shares of our common stock. This is equal to the 1,000 shares divided by the 5.0-for-1 exchange ratio.
     All New Options will be subject to the terms of our 2005 Stock Incentive Plan, as approved by the shareholders of the Company on September 21, 2009 and to be effective upon the completion of the offer (the “2005 Plan”), and to an option agreement entered into between you and RealNetworks. The current forms of option agreement under the 2005 Plan are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed. If you are an employee outside the U.S., your New Options may be subject to additional terms and conditions set forth in a country-specific appendix to the option agreement to comply or facilitate compliance with local law.
     The Expiration Date will be 9:00 p.m., U.S. Pacific Time, on December 17, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the Expiration Date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.
3.	Purpose of the offer.
     The primary purpose of this offer is to improve the retention and incentive benefits of our equity awards. We believe that this offer will foster retention of valuable employees of RealNetworks and its subsidiaries, provide meaningful incentive to them, and better align the interests of employees and shareholders to maximize shareholder value. The offer also will have the added benefit of reducing the number of shares subject to outstanding equity awards (we refer to this as our “overhang”). A reduced overhang will decrease the potential dilution of shareholders’ interests.
     We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees and other service providers of RealNetworks and its subsidiaries. Our stock price, like that of many other companies in the technology industry, has dropped substantially as a result of the national and global economic downturn. In response, we have taken actions in an effort to manage our business more efficiently and cost-effectively; however, our stock price remains at a relatively low level on a historical basis. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own New Options that over time may have a greater potential than the underwater options to increase in value.
     Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving RealNetworks;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.
4.	Procedures for electing to exchange options.
     Proper election to exchange options.
     Participation in this offer is voluntary. If you are an Eligible Employee, at the start of the offer you will receive an email from Sid Ferrales, our Senior Vice President of Human Resources, announcing the offer. If you want to participate in the offer, you must make an election in one of the manners described below before the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009.
Elections via Offer Website
     1. To submit an election via the offer website, click on the link to the offer website in the email you received from Sid Ferrales announcing this offer or go to the offer website at https://realnetworks.equitybenefits.com.
     2. Log into the offer website using the login instructions provided to you in the email you received from stock@real.com on November 19, 2009.

     3. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:
•	the option number of the Eligible Option;

•	the grant date of the Eligible Option;

•	the total number of outstanding shares subject to the Eligible Option;

•	the current exercise price per share of the Eligible Option; and

•	the expiration date and remaining life of the Eligible Option.
     4. Select the appropriate box next to each of your Eligible Option Grants to indicate your choice whether to exchange your Eligible Options in accordance with the terms of this offer. Select the “NEXT” button to proceed to the next page.
     5. After completing the election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, continue the election process as instructed through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.
     6. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.
Elections via Fax or Email
     Alternatively, you may submit your election form via fax or email by doing the following:
     1. Properly complete, sign and date the election form that you received in the email from Sid Ferrales, dated November 19, 2009, announcing the offer.
     2. Submit the properly completed election form to Stock Plan Administration by email at stock@real.com or by fax to (206) 674-2695. We must receive your properly completed and submitted election form by the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009.
     If you want to use the offer website but are unable to submit your election via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your election by email or facsimile by following the instructions provided above. To obtain a paper election form, please contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695.
     If you elect to exchange any Eligible Option Grant in this offer, you must elect to exchange all shares subject to that Eligible Option Grant. If you hold more than one Eligible Option Grant, however, you may choose to exchange one or more of such Eligible Option Grants without having to exchange all of your Eligible Option Grants. To help you recall your outstanding Eligible Options and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your Eligible Option Grants, the grant date of your Eligible Options, the current exercise price per share of your Eligible Options, and the number of outstanding shares subject to your Eligible Options. Each time you make an election on the RealNetworks Offer website, please be sure to make an election with respect to each of your eligible options. If you need an election form or other offer documents or are unable to access your grant information via the offer website, you may contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695.
     This is a one-time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept, as determined by the Company in its sole discretion. For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete or alter in any way the election form or any of the related documents, the Company has the right to reject your election form. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options promptly after the expiration of this offer.
     We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., U.S. Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.
     Your delivery of all documents regarding the offer, including elections and withdrawals, is at your risk. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent RealNetworks from providing you with an email confirmation prior to the expiration of the offer. Only responses that are properly completed and actually received by RealNetworks by the deadline by the offer website, email, or facsimile will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.
     Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be December 17, 2009.
     Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge a determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the Offering Period, subject only to an extension that we may grant in our discretion.
     Our acceptance constitutes an agreement.
     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between RealNetworks and you upon the terms and subject to the conditions of this offer.
5.	Withdrawal rights and change of election.
     You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section. You may withdraw some or all of the options that you previously elected to exchange at any time by the expiration of the offer, which is expected to occur at 9:00 p.m., U.S. Pacific Time, on December 17, 2009. If we extend the offer, you may withdraw your options at any time until the extended expiration date.
     In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., U.S. Pacific Time, on January 19, 2010, you may withdraw your options at any time thereafter.
     To withdraw some or all of the options that you previously elected to exchange, you must do one of the following before the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009.
     Withdrawals via Offer Website
     1. Log into the offer website via the link provided in the email announcing the offer or via https://realnetworks.equitybenefits.com, by using the login instructions provided to you in the email you received from stock@real.com on November 19, 2009.
     2. After logging into the offer website, click on the “MAKE AN ELECTION” button. You will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold, including:
•	the option number of the Eligible Option;

•	the grant date of the Eligible Option;

•	the total number of outstanding shares subject to the Eligible Option;

•	the current exercise price per share of the Eligible Option; and

•	the expiration date and remaining life of the Eligible Option.

     Additionally, the form will indicate the selections you previously made with respect to Eligible Options you want to exchange pursuant to the terms of this offer.
     3. Click the appropriate box next to each of your previously-selected Eligible Options Grants in order to remove the selection with respect those Eligible Options Grants you wish to withdraw from participation in the offer. Select the “NEXT” button to proceed to the next page. Each time you make a withdrawal via the RealNetworks Offer website, please be sure to select either “Yes” or “No” with respect to each of your eligible options.
     4. After completing the form, you will have the opportunity to review the changes you have made with respect to your Eligible Options. If you are satisfied with your changes, continue through the offer website. Select the “I AGREE” button to agree to the Agreement to Terms of Election and to submit your election.
     5. You will be directed to the Confirmation Statement page. Please print and keep a copy of the Confirmation Statement for your records.
     Withdrawals via Fax or Email
     Alternatively, you may submit a withdrawal form via fax or email by doing the following:
     1. Properly complete, date and sign the withdrawal form that you received in the email from Sid Ferrales, dated November 19, 2009, announcing the offer.
     2. Submit the properly completed withdrawal form to Stock Plan Administration by facsimile at (206) 674-2695 or by email to stock@real.com. We must receive your properly completed and submitted withdrawal form by the Expiration Date, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 17, 2009.
     If you want to use the offer website but are unable to submit your withdrawal via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not have access to the offer website for any reason, you may submit your withdrawal by email or facsimile by following the instructions provided above. To obtain a paper withdrawal form, please contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695.
     General Information:
     You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the Expiration Date. Any options that you do not withdraw will be bound pursuant to your prior election form.
     If you withdraw some or all of your Eligible Option Grants, you may elect to exchange the withdrawn option grants again at any time on or before the Expiration Date. All option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you subsequently properly elect to exchange such Eligible Option Grants on or before the Expiration Date. To reelect to exchange some or all of your Eligible Option Grants, you must submit a new election to RealNetworks by the Expiration Date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all Eligible Option Grants you wish to exchange. Upon our receipt of your properly completed and signed withdrawal form, any prior election will be disregarded. Each time you make an election on the RealNetworks Offer website, please be sure to make an election with respect to each of your eligible options.

     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal or any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawals and elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge a determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
     Your delivery of all documents regarding the offer, including any withdrawals and any new elections, is at your risk. Only responses that are properly completed and actually received by RealNetworks by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal via email or facsimile, we intend to confirm the receipt of your election or withdrawal by email within two U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. You should contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695. Note that if you submit any election and/or withdrawal via email or facsimile within the last two U.S. business days prior to the expiration of the offer, time constraints may prevent RealNetworks from providing you with an email confirmation prior to the expiration of the offer.
6.	Acceptance of options for exchange and issuance of New Options.
     Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the Cancellation Date, which we anticipate to be December 17, 2009.
     Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication.
     We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date to be December 17, 2009. Each New Option will be granted under our 2005 Plan and will be subject to an option agreement between you and RealNetworks. The number of New Options you will receive will be determined in accordance with the exchange ratios described in Section 2 of this Offer to Exchange. After the Expiration Date, we will send you your new option agreement(s). You will be able to exercise your vested New Options when and if your New Options vest, in accordance with the vesting schedules described in Section 9 of this Offer to Exchange.
     Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the offer.
     Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
•	There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:
•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;
•	A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:
•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

•	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of Eligible Options;
•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the NASDAQ Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to RealNetworks.
     If any of the above events occur, we may:
•	Terminate this offer and promptly return all tendered Eligible Options to tendering holders;

•	Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended exchange offer expires;

•	Amend the terms of this offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.
     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge a determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options.
     The RealNetworks common stock that underlies your options is traded on the NASDAQ Global Select Market under the symbol “RNWK.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the NASDAQ Global Select Market.

	High	Low

Fiscal Year Ended December 31, 2008
1st Quarter	$6.58	$5.07
2nd Quarter	$7.61	$5.82
3rd Quarter	$7.28	$4.89
4th Quarter	$5.12	$2.93

Fiscal Year Ended December 31, 2009
1st Quarter	$3.84	$1.97
2nd Quarter	$3.12	$2.23
3rd Quarter	$4.14	$2.53
4th Quarter (through November 18, 2009)	$4.48	$3.52
     On November 18, 2009, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was $3.75 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.
9.	Source and amount of consideration; terms of New Options.
     Consideration.
     We will issue New Options in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange and accepted by us for such exchange. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options based on the exchange ratios described in Section 2 of this Offer to Exchange. For purposes of applying the exchange ratios, fractional New Options will be rounded down to the nearest whole New Option on a grant by grant basis. In addition, New Options will be unvested as of the New Option Grant Date and will be subject to new vesting schedules as described below under “Vesting and Exercisability.”
     If we receive and accept tenders from Eligible Employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant New Options to purchase a total of approximately 11.3 million shares of our common stock, or approximately 8.4% of the total shares of our common stock outstanding as of October 29, 2009.
     General terms of New Options.
     New Options will be granted under our 2005 Plan. Each New Option will be subject to the terms of the 2005 Plan and to an option agreement between you and RealNetworks, including any applicable country-specific appendix. The terms and conditions of the New Options will vary from the terms and conditions of the options that you tendered for exchange. Each of your New Options will be subject to a new vesting schedule (including previously vested options, as described in more detail below, and have a maximum term of seven (7) years from the New Option Grant Date. Any shares subject to New Options that do not vest before the New Options expire will be forfeited to RealNetworks and will never vest. As a result, you will not receive any value from that unvested part of your New Options. Each New Option will be a U.S. nonstatutory stock option.
     The following description summarizes the material terms of our 2005 Plan. Our statements in this Offer to Exchange concerning the 2005 Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2005 Plan and the form of option agreement, including any applicable country-specific appendix, under the 2005 Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at RealNetworks, Inc., 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121, Attention: Stock Plan Administration (telephone: (206) 674-2423, to receive a copy of the 2005 Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.
     2005 Plan
     The Plan permits the granting of options, stock appreciation rights, performance awards, restricted stock awards and other stock unit awards. As of November 18, 2009 the maximum number of shares of common stock subject to options and all awards (including options) currently outstanding under the 2005 Plan was approximately 27,430,375, and 27,963,490 shares, respectively. The maximum number of shares available for future issuance under the 2005 Plan following the closing of the exchange program depends on the actual participation in the offer by Eligible Employees. In the event of 100% participation in the exchange program, we anticipate having a total of approximately 41.7 million shares of RealNetworks common stock authorized for the issuance of awards under the 2005 Plan after the Offer Closing Date, of which approximately 21.2 million would be available for the issuance of new awards. The 2005 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2005 Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted, including the number of shares covering such award and the vesting criteria.
     Exercise price
     The exercise price of an option granted under the Plan generally is determined by the administrator. However, the exercise price of an option will be no less than 100% of the fair market value of a share of our common stock on the date of grant; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date of grant. For purposes of this offer, New Options will have a per share exercise price equal to 100% of the fair market value of a share of our common stock on the New Option Grant Date. The New Option Grant Date is expected to be December 17, 2009.
     Vesting
     The vesting applicable to awards granted under the 2005 Plan generally is determined by the administrator in accordance with the terms of the 2005 Plan.
     Each New Option will be scheduled to vest according to the following vesting schedule and actually will vest only if you remain employed with RealNetworks (or one of our subsidiaries) through each relevant vesting date.
•	None of the New Options will be vested on the New Option Grant Date.

•	New Options received in exchange for Eligible Options that were vested as of the Expiration Date vest as follows: (a) fifty percent (50%) of the shares subject to the New Option will vest on the six (6) month anniversary of the New Option Grant Date and (b) the remaining fifty percent (50%) of the shares subject to the New Option will vest on the one (1) year anniversary of the New Option Grant Date.

•	New Options received in exchange for Eligible Options that were unvested as of the Expiration Date vest on the later of (a) the six (6) month anniversary of the New Option Grant Date and (b) the date the New Options would have vested under their original vesting schedule.

•	Upon vesting, your New Options will be exercisable in accordance with the terms and conditions of the Plan and any applicable sub-plan thereto and the new option agreement, including any applicable country-specific appendix, under which it was granted.
We expect the New Option Grant Date will be December 17, 2009. Vesting of your New Options also is subject to the following conditions:
•	If your employment with us (or one of our subsidiaries) terminates before part or all of your New Option vests, the unvested part of your New Option will expire unvested and will never vest. You will not be entitled to any shares of common stock from that unvested part of your New Option. Thus, if your employment with us (or one of our subsidiaries) terminates shortly after the Expiration Date, then you may hold only unvested New Options or only a few vested New Options, and all unvested New Options will expire on such termination date. If you are employed by Rhapsody America or if your employment with the Company transfers to Rhapsody America as part of or following the potential restructuring of Rhapsody America, there may be scenarios in which you may incur a termination of employment for purposes of our 2005 Plan. See “Potential Rhapsody America Restructuring” below for more information.

•	We will make minor modifications to the vesting schedule of any New Options to eliminate fractional vesting (such that a whole number of shares subject to the New Option will vest on each vesting date), and to ensure that the number of New Options vesting on each vesting date through the vesting schedule is as equal as possible. As a result, subject to your continued employment with us (or one of our subsidiaries) through each relevant vesting date, you will vest as to a number of shares on each vesting date equal to (x) the number of shares scheduled to vest on the vesting date, rounded down to the nearest whole number; plus (y) one additional share on each vesting date until the aggregate number of additional shares vesting under this clause (y) equals the aggregate total of all fractional shares resulting from rounding down in clause (x) for all scheduled vesting dates in the vesting schedule.

•	The terms of the new option award agreement, including vesting acceleration, if any, applicable upon termination of your employment.

     Term
     Options granted under the 2005 Plan expire no later than seven (7) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.
     Exercisability
     Generally, any vested New Options to purchase shares of our common stock may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under applicable law.
     Adjustments upon certain events
     Events Occurring Before the New Option Grant Date. If we merge or consolidate with or are acquired by another entity, prior to the Expiration Date, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if RealNetworks is acquired prior to the Expiration Date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no New Options in exchange for them. If RealNetworks is acquired prior to the expiration of the offer but does not withdraw the offer, before the Expiration Date, we (or the successor entity) will notify you if the terms of the offer or the New Options will change materially as a result of the acquisition, including any adjustments to the exercise price and number of shares that will be subject to the New Options. Under such circumstances, the type of security and the number of shares covered by your New Options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

     If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of RealNetworks (or its subsidiaries) before the completion of this offer. Termination of your employment for this or any other reason before the New Option Grant Date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered options.
     Finally, if you are an employee of RealNetworks (or one of its subsidiaries) and your employment is terminated or transferred as a result of the divestiture of a portion of RealNetworks’ assets or operations or you have a termination of employment for purposes of the 2005 Plan because you are employed by, or your employment with the Company transfers to, Rhapsody America and our ownership interest in Rhapsody America drops below fifty percent (50%) during the Offering Period, then you no longer are employed by RealNetworks (or one of its subsidiaries) prior to the Expiration Date and, therefore, you will not be an Eligible Employee. As a result, you will not be eligible to participate in the offer.
     Events Occurring After the New Award Grant Date. If we are acquired after your tendered options have been accepted, cancelled, and exchanged for New Options, your New Options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2005 Plan. Additionally, awards granted under the 2005 Plan may be subject to other terms set forth in an agreement, plan or other arrangement governing the terms of such awards in the event of a merger or other corporate transaction of RealNetworks, as described in such agreement, plan or other arrangement.
     In the event that the stock of RealNetworks changes by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure of RealNetworks effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2005 Plan, the number and class of shares of awards outstanding under the 2005 Plan, the fiscal year limits on the number of awards that any person may receive and the exercise price of any outstanding option or stock appreciation right.
     The administrator may determine at the time an award is granted under the 2005 Plan that, upon a “Change of Control” of RealNetworks (as that term may be defined in the agreement evidencing an award), (a) options and stock appreciation rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable or may be cancelled and terminated without payment therefor if the fair market value of one share of RealNetworks’ Common Stock as of the date of the Change of Control is less than the per share option exercise price or stock appreciation right grant price, (b) restrictions and deferral limitations on restricted stock awards lapse and the restricted stock becomes free of all restrictions and limitations and becomes fully vested, (c) performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of performance period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards shall lapse, and such other stock unit awards or such other awards shall become free of all restrictions, limitations or conditions and administrator fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Administrator deems appropriate shall apply, subject in each case to any terms and conditions contained in the agreement evidencing such award. The administrator may determine that, upon the occurrence of a Change of Control of RealNetworks, each option and stock appreciation right outstanding shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share of Common Stock subject to such option or stock appreciation right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such Change of Control over the exercise price per share of such option and/or stock appreciation right; such amount, if any, to be payable in cash, in one or more kinds of stock or property, or in a combination thereof, as the administrator, in its discretion, shall determine.

     If in the event of a Change of Control the successor company assumes or substitutes for an option, stock appreciation right, share of restricted stock or other stock unit award, then each outstanding option, stock appreciation right, share of restricted stock or other stock unit award shall not be accelerated as described above. An option, stock appreciation right, share of restricted stock or other stock unit award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each share subject to the option, stock appreciation right, restricted stock award or other stock unit award immediately prior to the Change of Control, the consideration received in the transaction constituting a Change of Control by holders of shares for each share held on the effective date of such transaction; provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Administrator may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an option, stock appreciation right, restricted stock award or other stock unit award, for each share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares in the transaction constituting a Change of Control. Notwithstanding the foregoing, on such terms and conditions as may be set forth in the agreement evidencing an award, in the event of a termination of a participant’s employment in such successor company within a specified time period following such Change in Control, each award held by such participant at the time of the Change in Control shall be accelerated as described above.
     If, as part of the potential reorganization of Rhapsody America described above under “Potential Rhapsody America Restructuring,” our resulting percentage ownership in Rhapsody America drops below 50%, then employees of Rhapsody America and any Company employees whose employment transfers to Rhapsody America will incur a termination of employment for purposes of our 2005 Plan and vesting of New Options will cease. If such a termination of employment event occurs shortly after the Expiration Date, then you may hold only unvested New Options or only a limited number of vested New Options, and all unvested New Options will expire on such termination date. You will have 90 days to exercise any vested New Options per the terms of the 2005 Plan and the related option agreement.
     Differences between the 1996 and 2000 Plans and the 2005 Plan. If your Eligible Options were granted under the 1996 Plan or the 2000 Plan (the “Prior Plans”) and there is an Approved Transaction or Control Purchase (each as defined in the Prior Plans), then effective as of, and contingent upon, the consummation of the Approved Transaction or Control Purchase, all of your Eligible Options outstanding under the Prior Plans would become fully vested. The treatment described in the preceding sentence would not apply if outstanding options are assumed or substituted for in connection with the Approved Transaction or Control Purchase and the administrative committee for the Prior Plans overrides the vesting acceleration provision. Eligible Options that are not assumed or substituted for and remain outstanding as of the close of the Approved Transaction or Control Purchase are forfeited.
     If you exchange your Eligible Options outstanding under the Prior Plans for New Options granted under the 2005 Plan, upon the consummation of a Change in Control (as defined under the applicable option agreement for your New Options), any New Options not continued, assumed, converted, or substituted for immediately prior to the Change in Control will become fully vested and may be exercised at any time within the 12 month period following the Change in Control. Further, any New Options that are continued, assumed, converted, or substituted for in connection with a Change in Control will be fully vested if your employment is terminated by the Company without Cause or you terminate your employment for Good Reason (each as defined in the award agreement) during the twenty-four (24)-month period following the Change in Control. Generally, any transaction that would constitute an Approved Transaction or Control Purchase under the Prior Plan will also constitute a Change in Control under the 2005 Plan, except that under the Prior Plans a transaction, consummated without the approval or recommendation of the board of directors of the Company, in which any person purchases any common stock of the Company pursuant to a tender offer or exchange offer will constitute a Control Purchase under the Prior Plans but not a Change in Control under the 2005 Plan.

     Transferability
     Unless the administrator indicates otherwise in your award agreement, an award granted under the 2005 Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant or the participant’s estate, guardian or legal representative.
     Potential Rhapsody America Restructuring
     We are currently in discussions with MTVN relating to the possible strategic reorganization of Rhapsody America LLC, our joint venture with MTVN. These negotiations are focused on a potential restructuring of our and MTVN’s relative economic rights in the joint venture and on the parties’ relative abilities to exercise control over decision-making to enable Rhapsody America to operate more independently of either party. If these discussions result in a definitive agreement, we may agree, among other things, to adjust the corporate governance and/or management structure of Rhapsody America and to reallocate the ownership of Rhapsody America between us and MTVN such that our percentage ownership of Rhapsody America could be reduced from 51% resulting in both parties owning 50% or slightly less. In addition, it is possible that certain employees of the Company may be asked to transfer their employment to Rhapsody America in connection with the restructuring.
     If, as part of the potential reorganization, our resulting percentage ownership in Rhapsody America drops below 50%, then employees of Rhapsody America and any Company employees whose employment transfers to Rhapsody America will incur a termination of employment for purposes of our 2005 Plan and vesting of New Options will cease. If such a termination of employment event occurs shortly after the Expiration Date, then you may hold only unvested New Options or only a limited number vested New Options, and all unvested New Options will expire on such termination date. You will have 90 days to exercise any vested New Options per the terms of the 2005 Plan and the related option agreement.
     If, as part of the potential reorganization, our resulting percentage ownership in Rhapsody America remains at 50% or higher, or if our discussions with MTVN do not result in any changes to the current structure of Rhapsody America, then there will be no automatic termination event with respect to the New Options held by employees of Rhapsody America.
     The discussions between MTVN and us are currently in the preliminary stages, and we cannot predict whether they will result in a definitive agreement or, if a definitive agreement is reached, the final terms and conditions of any such agreement, or the impact of a restructuring on our financial statements or results of operations.
     Registration and sale of shares underlying new awards.
     All of RealNetworks’ shares of common stock issuable upon the exercise of New Options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of RealNetworks for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.
     U.S. federal income tax consequences.
     If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and Exchanged Options, as well as the consequences of accepting or rejecting this offer. If you are an employee residing outside the U.S., you should refer to Section 15 and Schedules C through S attached to this Offer to Exchange for a discussion of the tax consequences of your participation in the offer and the New Options and Exchanged Options. If you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
10.	Information concerning RealNetworks.
     Our principal executive offices are located at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121, and our telephone number is (206) 674-2700. If you have questions regarding this option exchange, you should contact Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695.
     We are a leading creator of digital media services and software. Our mission is to deliver world class digital entertainment — music, games or video — wherever and whenever consumers want them. Consumers use our services and software, such as Rhapsody, RealArcade and RealPlayer to find, play, purchase and manage digital music, games and video. Businesses use our digital media applications and services to create, secure and deliver digital media to their customers via PCs, mobile phones, portable music players and other consumer electronics devices. These customers include broadcasters, cable and wireless communication companies, media companies and enterprises, such as AT&T and Verizon in the U.S., Vodafone in Europe, and SK Telecom in Korea.
     The financial information included in our quarterly report on Form 10-Q for the quarter ended September 30, 2009 and our annual report on Form 10-K for the fiscal year ended December 31, 2008 is incorporated herein by reference. Please see Section 19 of this Offer to Exchange titled, “Financial statements,” for more information on how to obtain our financial statements in these reports and about the other financial information included in this Offer to Purchase.
11.	Interests of directors and executive officers; transactions and arrangements concerning the options.
     A list of our executive officers and directors is attached to this Offer to Exchange as Schedule A. Our Section 16 officers and directors may not participate in this offer. As of October 30, 2009, our executive officers and directors (13 persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 6,831,150 of our shares, which represented approximately 18.2% of the shares subject to all options outstanding under our Plans as of that date.
     The following tables below set forth the beneficial ownership of each of our executive officers and directors of options under the Plans outstanding as of October 30, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the Plans, which was 37,482,496 as of October 30, 2009.

		Number of
		Shares
		Covered by	Percentage of
		Outstanding	Total
		Options	Outstanding
		Granted	Options
		Under our	Under our
Name	Position(s)	Plans	Plans
Robert Glaser	Chairman and Chief Executive Officer	750,000	2.0%
John Barbour	President, Games Division	500,000	1.3
Michael Eggers	Senior Vice President, Chief Financial Officer and Treasurer	427,200	1.1
Savino R. (Sid) Ferrales	Senior Vice President, Human Resources	570,000	1.5
John Giamatteo	Chief Operating Officer	1,275,000	3.4
Robert Kimball	Executive Vice President, Corporate Development and Law, General Counsel and Corporate Secretary	993,950	2.7
Michael Lunsford	Executive Vice President, Strategic Ventures	500,000	1.3
Hank Skorny	Senior Vice President, Media Cloud Computing and Services	300,000	0.8
Eric A. Benhamou	Director	290,000	0.8
Edward Bleier	Director	450,000	1.2
Pradeep Jotwani	Director	90,000	0.2
Jonathan D. Klein	Director	325,000	0.9
Kalpana Raina	Director	360,000	1.0
     Neither we, nor any of our directors or executive officers, nor any affiliates of ours were engaged in transactions involving options to purchase our common stock during the sixty (60) days before and including the commencement of this offer other than the annual option grants under our Plans to each of Messrs. Benhamou, Bleier, Jotwani and Klein and Ms. Raina made on September 24, 2009. Each grant entitled the recipient to purchase 45,000 shares of our common stock at an exercise price of $3.68 per share, which was the closing price of our common stock as reported by NASDAQ on September 24, 2009.
12.	Status of options acquired by us in the offer; accounting consequences of the offer.
     Options that we acquire through the offer will be cancelled and 70% of the net options surrendered in the Exchange Offer (which for this purpose equals the number of number of Exchanged Options cancelled less the number of New Options granted) will be returned to the pool of shares available for grants of new awards under the 2005 Plan. To the extent shares returning to the 2005 Plan are not fully reserved for issuance upon receipt of the new awards to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible 2005 Plan participants without further shareholder action, except as required by applicable law or the rules of the NASDAQ Global Select Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.
     Pursuant to the accounting standards in effect under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123(R)”), we may be required to recognize additional compensation expense to the extent the New Options have a greater value than the Exchanged Options they replace. The offer with respect to all Eligible Options is considered a modification of those options exchanged in the offer for financial reporting purposes. As a result, RealNetworks will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining or new requisite service period, whichever is longer. We also may incur compensation expense resulting from fluctuations in our stock price between the time the exchange ratios were set, shortly before the exchange program began, and when the exchange actually occurs on the Expiration Date, which we expect to be immaterial.
13.	Legal matters; regulatory approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Stock Market LLC listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the U.S. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.
     If we are prohibited by applicable laws or regulations from granting New Options or required to obtain a license or regulatory permit or make any other filing before granting New Options on the New Award Grant Date, we will not grant any New Options unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Option Grant Date we will not grant any New Options and you will not receive any other benefit for the options you tendered.
14.	Material U.S. federal income tax consequences.
     The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options for New Options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.
     We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.
     In addition, if you are a citizen or resident or are otherwise subject to the tax laws of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. Moreover, if you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax or social insurance obligation in the country of the original grant in connection with the New Options received in this Offer to Exchange. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
     Eligible Employees whose outstanding Eligible Options are exchanged for New Options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.
     Nonstatutory stock options.
     Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option, nor will such option holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.
     The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.
     Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.
     If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
     We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

15.	Material income tax consequences and certain other considerations for employees who reside outside the U.S.
     Attached as Schedules C through S to this Offer to Exchange are short summaries of the general tax consequences of the offer in countries other than the U.S. where residents are eligible to participate in the offer. If you are subject to the tax laws in any of these countries, please refer to the appropriate country schedule in Schedules C through S for information regarding the tax and social security consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.
     If you are subject to tax in more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. In addition, if you have been employed by us (or one of our subsidiaries) in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you. If you received your Eligible Options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the New Options received under this Offer to Exchange. We strongly recommend that you consult your own tax advisor to discuss these consequences.
16.	Extension of offer; termination; amendment.
     We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., U.S. Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.
     We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.
     Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled Expiration Date but before the actual Expiration Date under the extended offer, that option would not be eligible for exchange.
     The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
17.	Fees and expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.
18.	Additional information.
     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:
     1. Our quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 2, 2009;
     2. Our annual report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009, as amended on April 30, 2009;
     3. Our notice of annual meeting of shareholders and definitive proxy statement for our 2009 annual meeting of shareholders, filed with the SEC on August 12, 2009, as supplemented by our supplement to the notice of annual meeting and proxy statement for our 2009 annual meeting of shareholders, filed with the SEC on September 11, 2009;
     4. Our current reports on Form 8-K, filed with the SEC on March 4, 2009, April 27, 2009, May 4, 2009, May 7, 2009, July 8, 2009, September 11, 2009, October 23, 2009 and November 19, 2009 (excluding any portions of such reports deemed “furnished” to the SEC); and
     5. The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on September 26, 1997, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at RealNetworks, Inc., P.O. Box 91123, Seattle, Washington 98111-9223, Attention: Investor Relations Department or telephoning Investor Relations at (206) 674-7100.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
     The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
19.	Financial statements.
     The financial information included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial statements for our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2009 and our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 as well as information regarding the Company’s ratio of earnings to fixed charges for the periods presented in the foregoing reports and the per share book value of the Company as of September 30, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.
20.	Miscellaneous.
     We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
RealNetworks, Inc.
November 19, 2009

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF REALNETWORKS, INC.
     The executive officers and directors of RealNetworks, Inc. are set forth in the following table:

Name	Age	Position and Offices Held
Robert Glaser	47	Chairman and Chief Executive Officer
John Barbour	50	President, Games Division
Michael Eggers	38	Senior Vice President, Chief Financial Officer and Treasurer
Savino R. (Sid) Ferrales	59	Senior Vice President, Human Resources
John Giamatteo	43	Chief Operating Officer
Robert Kimball	45	Executive Vice President, Corporate Development and Law, General Counsel and Corporate Secretary
Michael Lunsford	41	Executive Vice President, Strategic Ventures
Hank Skorny	45	Senior Vice President, Media Cloud Computing and Services
Eric A. Benhamou	54	Director
Edward Bleier	80	Director
Pradeep Jotwani	55	Director
Jonathan D. Klein	49	Director
Kalpana Raina	54	Director
     The address of each executive officer and director is: c/o RealNetworks, Inc., 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121.
     None of the individuals set forth on this schedule is eligible to participate in this option exchange program.

A-1

SCHEDULE B
Summary Consolidated Financial Information
(in thousands, except per share data)

	Fiscal Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2007	2009	2008
Consolidated Statement of Earnings:
Net Revenue	$604,810	$567,620	$416,762	$452,166
Gross profit	$351,900	$354,129	$251,441	$278,964
Loss from continuing operations	$(285,433)	$28,531	$(216,813)	$(32,508)
Net loss	$(285,433)	$28,531	$(216,813)	$(32,508)
Net income (loss) attributable to common shareholders	$(243,878)	$48,315	$(198,945)	$(3,379)
Basic net income (loss) per share available to common shareholders	$(1.74)	$0.32	$(1.50)	$(0.02)
Diluted net income (loss) per share available to common shareholders	$(1.74)	$0.29	$(1.50)	$(0.02)
Shares used to compute basic net income (loss) per share available to common shareholders	140,432	151,665	134,531	142,611
Shares used to compute diluted net income (loss) per share available to common shareholders	140,432	166,410	134,531	142,611

	September 30,	December 31,	December 31,
	2009	2008	2007
Consolidated Balance Sheet:
Current assets	$477,028	$479,560	$681,556
Noncurrent assets	$129,751	$309,453	$593,886
Current liabilities	$198,716	$212,570	$330,490
Noncurrent liabilities	$18,353	$22,507	$50,235
Noncontrolling interest in Rhapsody America	$5,440	$378	$19,613
Shareholders’ equity	$384,270	$553,558	$875,104
We had a book value per share of $2.85 on September 30, 2009 (calculated using our total shareholders’ equity divided by the number of outstanding shares of our common stock as of September 30, 2009).

	Fiscal Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2007	2009	2008
Ratio of earnings to fixed charges	*	13x	*	*
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expenses, amortization of capitalized expenses related to convertible debt, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under our operating leases.

B-1

SCHEDULE C
GUIDE TO TAX AND LEGAL ISSUES IN AUSTRIA
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Austria. This summary is based on the tax laws in effect in Austria as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Austria with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will likely not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options, although there is no clear guidance from the tax authorities.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax and social insurance contributions (to the extent an exemption and/or deferral does not apply and you have not exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You may also be subject to other payroll taxes when you exercise the New Options, including contributions to the fund for the promotion of house building and to the chamber of commerce.
Please note that the Austrian Income Tax Act provides favorable treatment and a tax deferral if certain conditions are met. Please contact your personal tax advisor to determine if these apply to you.

C-1

Sale of Shares
When you sell the shares acquired at exercise of the New Options, you will not be subject to capital gains tax, provided you hold the shares for more than 12 months and you do not own (and have not owned at any time in the last five years) 1% or more of the Company’s shares. However, if these conditions are not met, you will be subject to capital gains tax if the total gain from the sale of shares within one year of acquisition (and the sale of other property within certain periods) exceeds €440 (“speculation tax”). If you are subject to capital gains tax, the taxable amount will be the difference between the sale price and the fair market value of the shares at exercise.
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the New Options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax and it is your right to receive any refund. In addition, it is your responsibility to report and pay any taxes resulting from the sale of shares.
Other Information
Exchange Control Information
If you hold shares obtained through the 2005 Plan outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
When shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all your accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

C-2

SCHEDULE D
GUIDE TO TAX AND LEGAL ISSUES IN BRAZIL
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Brazil. This summary is based on the tax laws in effect in Brazil as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Brazil with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.
Grant of New Options
You will not be subject to income tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will not be subject to income tax. As explained below, you may be subject to tax only when the shares acquired at exercise are sold. (However, if you use a cashless method of exercise whereby you sell some or all of your shares at exercise, you may be subject to tax at the time of exercise/sale, as explained in the Sale of Shares section below.)
Sale of Shares
When you subsequently sell any shares acquired at exercise of the New Options, you may be subject to capital gains tax on the difference between the sale price (proceeds received upon sale) and the exercise price you paid for the shares acquired upon the exercise of your New Options. Such capital gains will be subject to income tax at a flat rate unless the aggregate proceeds from the shares sold in a given month (including the proceeds from sale of securities other than the Company’s shares) are below a certain exempt threshold. Please check with your tax advisor for details.

D-1

Withholding and Reporting
Your employer is not required to withhold or report income tax when you exercise your New Options or sell your shares. You are responsible for reporting and paying any tax resulting from the sale of shares and paying the applicable tax directly to the Brazilian authorities by the last day of the month following the month the shares are sold.
Other Information
Exchange Control Information
You must prepare and submit an annual declaration of assets and rights held outside of Brazil to the Central Bank if you hold assets or rights with an aggregate value exceeding US$100,000. Shares acquired under the 2005 Plan are included in the assets and rights that must be reported.
Funds remitted from and repatriated to Brazil in connection with foreign investments are subject to the Tax on Financial Transactions. Please consult your personal tax advisor to determine your obligations regarding this tax.
Compliance with Law
By accepting the New Options and participating in the 2005 Plan, you agree that you will comply with applicable Brazilian laws and report and pay any and all tax associated with the exercise of the New Options and the sale of the shares acquired at exercise.

D-2

SCHEDULE E
GUIDE TO TAX AND LEGAL ISSUES IN CANADA
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Canada. This summary is based on the federal tax laws in effect in Canada as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Canada with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information1
Option Exchange
The tax treatment as a result of the exchange of Eligible Options for the grant of the New Options is uncertain. It is possible that the Canada Revenue Agency (the “CRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of Eligible Options for cancellation, followed by a grant of New Options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. The tax authorities should view the transaction as described in (iii), but no definitive guidance has been issued in this regard. For the purposes of this summary, however, we assume that the transactions will be treated as described above in (iii), although we cannot guarantee this result.
Grant of New Options
Assuming the tax authorities treat the exchange as described in (iii) above, you will not be subject to tax when the New Options are granted to you.

[1]	Please note that this summary addresses only Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the Offer to Exchange under provincial tax laws.

Exercise of New Options
When you exercise the New Options, you will be subject to income tax and Canada Pension Plan (“CPP”) contributions (to the extent you have not exceeded the applicable contribution ceiling) on one-half of the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price (i.e., you are able to permanently exclude one-half of the spread from the taxable amount).
You may be able to defer income taxation (but not CPP contributions) on the remaining one-half of the spread at exercise until the earliest of the time that you sell the shares purchased at exercise, die or become a non-resident of Canada. You can defer the income tax on the spread at exercise only on the first CAD100,000 worth of the New Options that vest in any one year. For the purpose of calculating this limit, the value of the New Options is the fair market value of the underlying shares at the time the New Options were granted. To be eligible for this deferral, you must file an election with your employer on or before January 15th of the year following the year in which you exercise the New Options.
Sale of Shares
When you sell the shares acquired upon exercise of the New Options, you will be subject to capital gains tax on any gain realized. The taxable amount of the capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of acquisition of the shares upon exercise plus any brokerage fees related to the acquisition) less any brokerage fees related to the disposal of the shares. In addition, any amount on which taxation was deferred at exercise will become taxable as ordinary income when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.
If you own other shares of the Company which you have acquired from the exercise of other options or outside of the 2005 Plan, your adjusted cost base may be different from that described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly encouraged to consult with your personal legal, financial and/or tax advisor(s) in any of these situations.
One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.
Withholding and Reporting
Your employer is required to withhold income tax and CPP contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the New Options. Your employer is also required to report the income recognized at exercise, including the full amount of the spread and the value of any deferred stock option benefit to the CRA.
You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at exercise. You are also responsible for reporting and paying any tax resulting from the sale of your shares.
Please note that if you intend to defer any tax due at exercise (as described in the “Exercise of New Options” section, above), you must notify the Company or the subsidiary which employs you prior to the exercise of the New Options so that your employer does not withhold tax on that amount. This is in addition to filing an election with your employer on or before January 15th of the year following the year in which you exercise the New Options (as described above). Your employer will not be required to withhold income tax when you exercise the New Options if you file a deferral election with your employer prior to exercise. You are required to report and pay tax on any deferred stock option income at the time you sell the shares acquired at exercise. In addition, for every year you have a balance of deferred stock option income outstanding, you must also file a Form T1212 with the CRA together with your annual tax return.

SCHEDULE F
GUIDE TO TAX AND LEGAL ISSUES IN CHINA
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in People’s Republic of China. This summary is based on the tax laws in effect in the People’s Republic of China as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in People’s Republic of China with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will likely not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options, although there is no clear guidance set forth in the individual income tax regulations.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options and Sale of Shares
Due to legal restrictions in China, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of the New Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares on the date of exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.
You will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise/sale and the exercise price. You likely will not be subject to social insurance contributions on the spread.

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You also will be required to immediately repatriate the exercise/sale proceeds to China, if you are a People’s Republic of China national.
Withholding and Reporting
Your employer is required to withhold and report income tax when you exercise the New Options. Your employer also may withhold social insurance contributions if your employer is of the opinion that social insurance legislation requires this. You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at exercise.
Other Information
Exchange Control Restriction
You understand and agree that, due to exchange control laws in China, you will be required to immediately repatriate the proceeds from the cashless exercise to China, if you are a People’s Republic of China national. You further understand that such repatriation of the proceeds must be effected through a special exchange control account established by one of the Company’s subsidiaries.

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SCHEDULE G
GUIDE TO TAX AND LEGAL ISSUES IN FINLAND
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Finland. This summary is based on the tax laws in effect in Finland as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Finland with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax and health insurance premiums on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You may also be subject to church tax on the spread when you exercise the New Options.
Sale of Shares
When you sell shares acquired at exercise of the New Options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise. When determining the taxable amount, you may deduct from the sale proceeds either: (1) the acquisition cost of the shares (i.e., the exercise price) and other costs in connection with the gain (e.g., broker fees); or (2) 20% of the sale proceeds (40% if the shares are held at least ten years).
If the sale proceeds are less than the fair market value of the shares at exercise, you will be entitled to deduct such a capital loss from capital gains either for the current year or during the next three years.

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Withholding and Reporting
Your employer is required to withhold and report income tax (and church tax, if applicable) and health insurance premiums when you exercise the New Options. You must check in your pre-completed tax return that the taxable benefit resulting from the exercise of your New Options is reported. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

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SCHEDULE H
GUIDE TO TAX AND LEGAL ISSUES IN FRANCE
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in France. This summary is based on the tax laws in effect in France as of October 2009. We have not obtained a tax ruling or other confirmation from the tax or social security authorities in France with regard to this information, and it is possible that the tax or social security authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Option Exchange
You will not be subject to personal income tax or social security contributions as a result of the exchange of Eligible Options for the grant of the New Options.
Grant of New Options
You will not be subject to personal income tax or social security contributions when the New Options are granted to you.
Exercise of New Options
You will be subject to personal income tax and social security contributions on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price when you exercise the New Options.
Sale of Shares
You will not be subject to tax on any gain you realize when you sell shares acquired pursuant to the New Options if your total proceeds from the sale of securities (for you and your household) during the relevant calendar year does not exceed the threshold exemption amount (€25,730 for 2009). If your total proceeds from the sale of securities (for you and your household) during the relevant calendar year exceed the threshold exemption amount, you must pay capital gains tax on any gain you realize. In such case, the taxable amount is the difference between the sale proceeds and the fair market value of the shares at exercise. The capital gain will be taxed at the rate of 30.1% (18% income tax plus 12.1% additional social taxes).

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If your proceeds from the sale of your shares are less than the fair market value of the shares at exercise, you will realize a capital loss. Provided the above-mentioned capital gains threshold is exceeded, such capital loss can be offset against the spread and/or capital gains of the same nature realized by you and your household during the year in the same year and/or during the ten years following. A capital loss cannot be offset against other types of income (such as salary income).
Wealth Tax
Shares acquired pursuant to the New Options are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You are advised to review the application rules for the valuation of the shares you acquire pursuant to the New Options.
Withholding and Reporting
Your employer is not required to report or withhold personal income tax at the exercise of the New Options. However, your employer is required to withhold social security contributions resulting from the exercise of the New Options. It is your responsibility to pay any taxes or additional social security contributions resulting from the exercise of the New Options and the sale of your shares.
Finally, you must declare any cash or stock account held abroad when filing your personal income tax return.

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SCHEDULE I
GUIDE TO TAX AND LEGAL ISSUES IN GERMANY
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Germany. This summary is based on the tax laws in effect in Germany as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Germany with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Option Exchange
You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to a solidarity surcharge and church tax (if applicable) on your income tax liability.
Please note that a deduction of €360 per calendar year may be available pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz) because the income results from the acquisition of shares in your employer’s parent company. Please consult your personal tax advisor to determine whether this deduction may apply at exercise of the New Options.

I-1

Sale of Shares
When you sell shares acquired at exercise of the New Options, you will be subject to capital gains tax at a flat rate (currently 25%) (plus a 5.5% solidarity charge and church tax, if applicable), provided you do not own 1% or more of the Company’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. Please note that you may elect to be taxed at your marginal rate if the 25% flat rate exceeds your marginal tax rate. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise.
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the New Options. You are responsible for including any benefits realized under the 2005 Plan in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

I-2

SCHEDULE J
GUIDE TO TAX AND LEGAL ISSUES IN INDIA
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in India. This summary is based on the tax laws in effect in India as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in India with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange and the Grant of New Options
The tax treatment of the exchange of Eligible Options for the grant of the New Options is uncertain. The Indian tax authorities may treat the exchange as the disposal of a capital asset (i.e., the Eligible Option) which is subject to capital gains tax. In this case, the capital gain would likely be calculated based on the difference between the full value of consideration received in exchange for the Eligible Option (i.e., the value of the New Options) reduced by the cost paid to acquire the Eligible Options.
In the present case, the cost of acquisition of the Eligible Options that are being exchanged for New Options may be considered as “indeterminable,” in which case the capital gains computation mechanism fails. Under existing judicial precedent, no capital gains tax liability arises where the computation mechanism for capital gains fails. As a result, there are arguments that you will not be subject to capital gains tax as a result of the exchange of Eligible Options for the New Options pursuant to the Offer to Exchange. However, this position is based on judicial precedent and there is no case law or statutory guidance specifically on point. As a result, taking the position that no tax is due on the exchange is not without risk and the Company takes no responsibility for the tax position that you take regarding the Offer to Exchange. Accordingly, we recommend that you consult your personal tax advisor regarding the potential tax consequences of participating in the Offer to Exchange.

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Exercise of New Options
When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares2 on the date of exercise and the exercise price at your marginal income tax rate. You will not be subject to provident fund contributions or other social insurance contributions on the spread.
Sale of Shares
When you sell the shares acquired upon exercise of the New Options, you likely will be subject to capital gains tax on any gain realized. The taxable amount will be the difference between the sale price and the fair market value (as defined under Indian law) of the shares at exercise.
If you hold the shares for more than 12 months after exercise, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less after exercise, you will be taxed at the short-term capital gains tax rate (which is the same as your marginal income tax rate). You are required to pay any capital gains tax on capital gains earned by you as advance tax to the government.
Withholding and Reporting
Your employer is required to withhold and report income tax when you exercise the New Options. You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at exercise.
Due to the recent changes in the taxation of equity under the Finance Act, 2009, the Company strongly recommends that you consult your personal tax advisor regarding the tax consequences of exchanging your Eligible Options for New Options, the exercise of the New Options and the sale of the shares acquired upon exercise of the New Options.
Other Information
Exchange Control Restriction
Due to exchange control laws, you will not be permitted to exercise the New Options by using the cashless sell-to-cover method of exercise whereby a certain number of shares are sold to satisfy the exercise price. The exercise price must be paid in cash or a cashless sell-all method of exercise must be used.
Regardless of what method of exercise is used, you must agree to comply with all exchange control laws in India and repatriate to India the proceeds of any shares sold and convert such funds to local currency within a reasonable period (i.e., 90 days). You also should retain for your records evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency in case the Reserve Bank of India or your employer requests proof of repatriation.

[2]	The method to determine the fair market value of the shares of the Company’s common stock for tax purposes has yet to be determined by the Central Board of Direct Taxes.

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SCHEDULE K
GUIDE TO TAX AND LEGAL ISSUES IN INDONESIA
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Indonesia. This summary is based on the tax laws in effect in Indonesia as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Indonesia with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options, although the taxation of the exchange of Eligible Options for the grant of the New Options is not expressly addressed in local tax laws.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options and Sale of Shares
Due to legal restrictions in Indonesia, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of the New Options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares on the date of exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.
When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the sale price and the exercise price. You likely will not be subject to social insurance contributions on the spread at exercise/sale.

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Withholding and Reporting
Your employer is not required to withhold or report income tax when you exercise the New Options. It is your responsibility to report and pay any taxes resulting from the exercise of the New Options on your annual income tax return.

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SCHEDULE L
GUIDE TO TAX, LEGAL AND OTHER ISSUES IN JAPAN
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Japan. This summary is based on the tax laws in effect in Japan as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Japan with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
Although the tax treatment of the Offer to Exchange is unclear under Japanese law, you likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options. We recommend you consult your personal tax advisor regarding the potential tax consequences of participation in the Offer to Exchange.
Grant of New Options
You likely will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be characterized as remuneration income and will be taxed at your marginal income tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the New Options.
Sale of Shares
When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult with your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

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Withholding and Reporting
Your employer is not required to withhold or report taxes when you exercise the New Options. You are responsible for filing a personal tax return and reporting and paying any taxes resulting from this Offer to Exchange, the exercise of the New Options and the sale of shares.

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SCHEDULE M
GUIDE TO TAX AND LEGAL ISSUES IN KOREA
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Korea. This summary is based on the tax laws in effect in Korea as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Korea with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be considered Class B income.
Sale of Shares
When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax on any gain you realize, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax and, in this case, the taxable gain will be the difference between the sale price and the fair market value of the shares at exercise.

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Withholding and Reporting
Your employer is not required to withhold or report income tax when you exercise the New Options. However, your employer may be required to withhold social insurance contributions on the spread at exercise of your New Options. It is your responsibility to report and pay any taxes resulting from the Offer to Exchange, the exercise of the New Options and the sale of shares. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return, which must be filed by May 31 of the year following the year in which the taxable event occurred.

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SCHEDULE N
GUIDE TO TAX AND LEGAL ISSUES IN MEXICO
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Mexico. This summary is based on the tax laws in effect in Mexico as of November 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Mexico with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You likely will not be subject to social insurance contributions.
Sale of Shares
When you sell shares acquired at exercise of the New Options, you will be subject to income tax on any gain you realize. The taxable amount likely will be the difference between the sale price and your tax basis in the shares (i.e., the exercise price, plus any broker’s fees paid, as adjusted for inflation).
Please note that this means that you may be subject to double taxation on the spread. You should consult with your personal tax advisor regarding whether you may include the amount subject to tax at exercise (i.e., the spread) in your tax basis when calculating the taxable amount due at sale of your shares.

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Withholding and Reporting
Your employer is not required to withhold and report income tax and social insurance contributions (if applicable) when you exercise the New Options. You will be responsible for reporting any income and paying any applicable taxes in connection with the exercise of the New Options and the sale of the shares.

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SCHEDULE O
GUIDE TO TAX AND LEGAL ISSUES IN NETHERLANDS
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in the Netherlands. This summary is based on the tax laws in effect in the Netherlands as of October 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
The Company has obtained a tax ruling confirming that you will not be subject to tax as a result of the exchange of Eligible Options for the New Options (the “Dutch Tax Ruling”).
As a condition of participating in the Offer to Exchange with regard to Eligible Options granted to you in the Netherlands, you must sign an agreement to the terms of the Dutch Tax Ruling provided to you by the Company at the time you elect to participate in the Offer to Exchange. If you do not sign the agreement, you will not be eligible to participate in the Offer to Exchange. In addition, you should notify your competent personal income tax inspector in the Netherlands of the Dutch Tax Ruling and your agreement to its terms.
The following discussion assumes your acceptance of the Dutch Tax Ruling.
Cross-Border Tax Implications for Employees Who Transferred Out of the Netherlands
In a cross-border scenario in which your Eligible Options were granted while you were resident in the Netherlands and you subsequently transferred to another country, you will be not be subject to tax at the time of the exchange, provided you agree in writing to the terms of the Dutch Tax Ruling. Instead you will be subject to Dutch income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the New Options on the spread (as defined below) on a pro-rata basis. The pro-ration will be based on the percentage of time you spent working in the Netherlands as compared to the time you worked outside of the Netherlands between the grant date of the Eligible Options and the vesting date of the New Options. Your ability to receive a credit for Dutch tax purposes for any non-

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Dutch taxes that may be paid by you on the same income may be limited. Depending on your current country of residence, you may be subject tax in both your current country of residence and the Netherlands on the income from the New Options.
Even if you no longer reside in the Netherlands at the time of the exchange, but you have been granted Eligible Options while you resided in the Netherlands, you are not eligible to participate in the Offer to Exchange with respect to the Eligible Options granted in the Netherlands unless you agree to the terms of the Dutch Tax Ruling at the time you elect to participate in the Offer to Exchange.
You are strongly advised to consult with your personal tax and legal advisors regarding the tax implications of participating in the Offer to Exchange and agreeing to the terms of the tax ruling.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to social insurance contributions on the spread (to the extent you have not already reached the applicable contribution ceiling).
Investment Yield Tax
You will be subject to an investment yield tax at an effective rate of 1.2% based on the average of the value of all assets that you own at the end of the year (including Company shares). An exemption is available for the first €20,661 (for 2009) of the average value of the assets held during the relevant calendar year.
Sale of Shares
When you sell the shares acquired at exercise of the New Options, you will not be subject to capital gains tax (provided you hold less than a 5% interest in the Company as a private investment).
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the New Options. If your actual tax liability is greater than the amount withheld, you are responsible for paying the additional tax. It is your responsibility to report and pay any investment yield tax.

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SCHEDULE P
GUIDE TO TAX, LEGAL AND OTHER ISSUES IN SINGAPORE
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Singapore. This summary is based on the tax laws in effect in Singapore as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Singapore with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Securities Exemption: The New Options that you will receive if you choose to participate in the Offer to Exchange are being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (SFA). You should note that the shares acquired upon exercise of the New Options grant are subject to the general resale restriction under section 257 of the SFA and you shall not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares in Singapore of any of the shares acquired at exercise of the New Options unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Cap 289, 2006 Ed.).
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options because the Inland Revenue Authority of Singapore (“IRAS”) will view the exchange as a taxable “release” of an existing right and a disposal of the Eligible Options. However, if the IRAS were to view the exchange as a “release” of an existing right, in theory, the taxable amount will be the difference between the open market price of the underlying shares at the time of the exchange and the exercise price of the Eligible Options on the date of exchange (which likely will be a negative amount such that your taxable amount will be zero). In addition, you will not receive a credit for the tax paid upon the exchange, if any, when you subsequently exercise the New Options.

Should the IRAS view the exchange as a “release” and subject you to tax upon the exchange of your Eligible Options, then if you subsequently forfeit the New Options received in the Offer to Exchange before they vest or are exercised, you likely will not be entitled to a refund of the amount of tax you paid at the time of the exchange, if any.
You are strongly advised to consult with your personal tax advisor regarding the tax consequences of participating in the Offer to Exchange.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price, but you likely will not be subject to mandatory Central Provident Fund contributions.
In addition, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised New Options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment and the grant date, and (b) the exercise price. If you later exercise the New Options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference provided you do so within six years of assessment after the “deemed exercise” rule is applied.
You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income on the New Options. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether the New Options may qualify for favorable tax treatment under such a scheme.
Sale of Shares
When you sell the shares acquired at exercise of the New Options, you will not be subject to tax unless you are in the business of buying and selling securities.
Withholding and Reporting
Generally, your employer is not required to withhold income tax when you exercise the New Options. However, each year your employer will prepare a Form IR8A to report equity income. This report will include any taxable benefit that you have derived pursuant to this Offer to Exchange, and from the exercise of the New Options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.
Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, including income from the deemed exercise, for 30 days after the filing of the Form IR21, or until tax clearance is given by the

IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.
Other Information
Director Notification Obligation
If you are a director, associate director or shadow director3 of one of the Company’s subsidiaries in Singapore, you are subject to certain notification requirements under the Singapore Companies Act, regardless of whether you are a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore subsidiary in writing of an interest (e.g., New Options, etc.) in the Company or any subsidiary within two business days of (i) disposing of such interest, (ii) any change in a previously disclosed interest (e.g., exchange of Eligible Options), or (iii) becoming a director, associate director or shadow director if such an interest exists at that time.

3	A shadow director is an individual who is not on the board of directors of the Singapore subsidiary but who has sufficient control so that the board of directors of the Singapore subsidiary acts in accordance with the directions or instructions of the individual.

SCHEDULE Q
GUIDE TO TAX, LEGAL AND OTHER ISSUES IN SPAIN
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Spain. This summary is based on the tax laws in effect in Spain as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Spain with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will likely not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options, although there is no clear guidance set forth in the Personal Income Tax Act or other tax regulations.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price at your progressive rate. The spread will likely be considered compensation in-kind subject to payment on account and you will be charged with the payment on account. Social insurance contributions will be due on the taxable amount, unless the applicable wage ceiling has already been met.
Notwithstanding the above, the first €12,000 of compensation in-kind recognized at exercise in a 12-month period will not be taxable provided that the following conditions are met: (1) the shares acquired upon exercise are stock of your employer or another company in the employer’s group (this requirement will be met); (2) the offer is carried out in compliance with the general compensation policy of the employer or the employer’s group and it contributes to the participation of the employees in the employing company (this requirement should also be met); (3) you hold the shares acquired at exercise for at least three years after

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exercise; and (4) you or your close relatives do not own more than 5% of the Company capital. If you sell your shares prior to the expiration of the three-year period, the €12,000 of compensation in-kind of the spread at exercise that was exempt will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the New Option was exercised. Please consult your personal tax advisor to determine whether this exemption may be applicable to your circumstances.
Sale of Shares
When you sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax (currently a flat rate of 18%) on any gain realized on the difference between the sale proceeds and the acquisition cost. The acquisition cost likely will be considered the exercise price plus the gross amount recognized as compensation in-kind and subject to tax at exercise.
Withholding and Reporting
Your employer is required to report the exercise of the New Options. As indicated above, the spread at exercise will be considered compensation in-kind subject to payment on account, and your employer will charge the payment on account to you. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation. Additionally, your employer is required to withhold applicable social insurance contributions when you exercise the New Options. You are responsible for reporting and paying any tax resulting from the sale of your shares.

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SCHEDULE R
GUIDE TO TAX, LEGAL AND OTHER ISSUES IN TURKEY
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in Turkey. This summary is based on the tax laws in effect in Turkey as of November 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in Turkey with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
Although the tax treatment of options in Turkey is uncertain, when you exercise the New Options, you likely will not be subject to income tax or social insurance contributions.
Sale of Shares
When you subsequently sell the shares acquired at exercise of the New Options, you likely will be subject to capital gains tax on any gain realized on the difference between the sale price and the exercise price.
Withholding and Reporting
Your employer is not required to withhold or report any income tax or social insurance contributions when you exercise the New Options or sell your shares. You are responsible for reporting any income and paying any taxes resulting from the New Options or the sale of your shares in your annual income tax return.

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SCHEDULE S
GUIDE TO TAX AND LEGAL ISSUES IN THE UNITED KINGDOM
The following is a general summary of the material tax consequences of the voluntary cancellation of Eligible Options in exchange for the grant of New Options pursuant to the Offer to Exchange for Eligible Employees subject to tax in the United Kingdom. This summary is based on the tax laws in effect in the United Kingdom as of October 2009. We have not obtained a tax ruling or other confirmation from the tax authorities in the United Kingdom with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, you exercise the New Options, or you sell shares of common stock acquired at exercise of the New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or if you are not treated as resident, ordinarily resident and domiciled in the U.K., the information contained in this summary may not be applicable to you. In addition, if you received the Eligible Options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the New Options granted pursuant to the Offer to Exchange in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of the New Options.
Note that if you elect to exchange your Eligible Options for the grant of the New Options, the New Options will be subject to your agreement to pay the employer’s portion of National Insurance Contributions (“NICs”) on the income at exercise of the New Options and to execute a joint election with the Company for this purpose. Your Eligible Options were not subject to a joint election for your payment of the employer NICs and you are strongly advised to consult with your personal tax advisor regarding the tax consequences of voluntary participation in the Offer to Exchange and the transfer of employer NICs to you.
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
When you exercise the New Options, you will be subject to income tax and employee NICs on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Pursuant to a joint election that you will be required to enter into if you elect to participate in the Offer to

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Exchange, you will also be liable for paying the employer’s portion of NICs on the spread when you exercise the New Options. Your employer will calculate the income tax and NICs due by way of withholding on exercise of the New Options and account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) on your behalf.
If, for any reason, your employer is unable to withhold the income tax and NICs from you under the Pay As You Earn (“PAYE”) system or by another method permitted in your option agreement within 90 days after the exercise, release, assignment or cancellation of the New Option received under the Offer to Exchange (the “Taxable Event”), then the amount that should have been withheld constitutes a loan owed by you to your employer, effective 90 days after the Taxable Event. The loan will bear interest at the U.K. statutory rate, it will be immediately due and repayable by you and your employer may recover it at any time thereafter by withholding through any of the payment methods set forth in the applicable option agreement. Notwithstanding the foregoing, if you are an officer (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), and the applicable income taxes and NICs are not paid by you within 90 days of the Taxable Event, the amount of any uncollected taxes or NICs may constitute a benefit to you on which additional income tax and NICs may be payable.
Sale of Shares
When you subsequently sell the shares acquired at exercise of the New Options, you will be subject to capital gains tax (currently at a flat rate of 18%) on any gain realized on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100).
Furthermore, if you acquire other shares in the Company, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax advisor to determine how share identification rules apply in your particular situation.
Withholding and Reporting
Your employer is required to withhold income tax and employee NICs, as described above. On your employer’s annual tax and share plan returns, your employer is also required to report to HMRC the details of the Offer to Exchange, the grant of the New Options, the exercise of the New Options, other related income and any tax withheld. You are responsible for reporting the exercise of the New Options and for reporting and paying any tax resulting from the sale of shares.

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